UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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PILGRIM’S PRIDE CORPORATION

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Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, Colorado 80634

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 17, 2010

The annual meeting of stockholders of Pilgrim’s Pride Corporation will be held at our headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Friday, December 17, 2010, at 10:00 a.m., local time, to consider and vote on the following matters:

1.	The election of six JBS Directors for the ensuing year;

2.	The election of two Equity Directors and the Founder Director for the ensuing year;

3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010; and

4.	Such other business as may properly be brought before the meeting or any adjournment thereof.

No other matters are expected to be voted on at the meeting.

The Board of Directors has fixed the close of business on November 10, 2010, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:

(1)	via the internet;

(2)	by phone; or

(3)	by mail.

Please refer to the specific instructions set forth on the enclosed proxy card.

Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

DON JACKSON
Greeley, Colorado	President and
November 12, 2010	Chief Executive Officer

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 17, 2010: The Proxy Statement and the 2010 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 12-digit control number located on the proxy card and click “View 2010 Stockholder Material.”

Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, Colorado 80634

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive this proxy statement?

The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim’s Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at our headquarters at 1770 Promontory Circle, Greeley, Colorado, on Friday, December 17, 2010, at 10:00 a.m., local time, and any adjournments thereof (the “meeting”). This proxy statement, the accompanying proxy card and the annual report to stockholders of Pilgrim’s Pride Corporation are being mailed on or about November 17, 2010. Throughout this proxy statement, we will refer to Pilgrim’s Pride Corporation as “Pilgrim’s Pride,” “we,” “us” or the “Company.”

What is the record date for the annual meeting and why is it important?

The Board of Directors has fixed November 10, 2010 as the record date for determining stockholders who are entitled to vote at the meeting (the “record date”). At the close of business on the record date, Pilgrim’s Pride had 214,281,914 shares of common stock, par value $0.01 per share, issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders of Pilgrim’s Pride hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders Of Record: If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote in person at the meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”. As the beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

What if I receive more than one proxy card?

You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting information from your nominee, and you must return your voting instructions to that nominee. You should complete, sign and return each proxy card you receive or submit your voting instructions for each proxy card.

What are the voting rights of the common stock?

Each holder of record of our common stock on the record date is entitled to cast one vote per share on each matter presented at the meeting.

What are the three categories of Directors?

In connection with the Company’s emergence from Chapter 11 bankruptcy proceedings on December 28, 2009, the Company adopted an Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) and entered into a stockholders agreement (the “JBS stockholders agreement”) with our largest stockholder, JBS USA Holdings, Inc. (“JBS USA”). Our certificate of incorporation establishes three categories of directors: JBS Directors, Equity Directors and the Founder Director.

JBS Directors are the initial six Directors designated as JBS Directors in the JBS stockholders agreement or their successors. Successor JBS Directors will be nominated by the JBS Nominating Committee. The current JBS Directors are Wesley Mendonça Batista, Joesley Mendonça Batista, José Batista Júnior, Don Jackson, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior.

Equity Directors are the initial two Directors designated as Equity Directors in the JBS stockholders agreement or their successors nominated or appointed by the Equity Nominating Committee or any stockholders other than JBS USA and its affiliates (“Minority Investors”). The current Equity Directors are Michael L. Cooper and Charles Macaluso.

The Founder Director is Lonnie “Bo” Pilgrim or, if Lonnie “Bo” Pilgrim is unable to continue serving on the Board, Lonnie Ken Pilgrim. Currently, the Founder Director is Lonnie “Bo” Pilgrim.

What are the differences between the categories of Directors?

All of our Directors serve coequal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve on the Equity Nominating Committee.

In connection with our emergence from Chapter 11 bankruptcy proceedings, we entered into the JBS stockholders agreement, which, among other things, requires JBS USA and its affiliates to vote all of our common stock owned by them in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.

In addition, the JBS stockholders agreement requires JBS USA and its affiliates to vote their shares for the election of the Founder Director until neither of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim is able to continue serving on the Board. Because JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the record date, the Founder Director is assured of election to the Board.

With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of common stock held by them in their sole and absolute discretion.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by completing, dating, signing and mailing the enclosed proxy card;

•	over the telephone; or

•	via the internet.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker, bank or nominee will provide you with materials and instructions for voting your shares.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of both nominees for Equity Directors and the nominee for Founder Director.

Proposal 3:	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010.

What are my choices when voting?

With respect to:

Proposal 1:	You may either (i) vote “FOR” the election of all JBS Director nominees as a group; (ii) withhold your vote on all JBS Director nominees as a group; or (iii) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:	You may either (i) vote “FOR” the election of both Equity Director nominees and the Founder Director nominee as a group; (ii) withhold your vote on both Equity Director nominees and the Founder Director nominee as a group; or (iii) vote “FOR” the election of both Equity Director nominees and the Founder Director nominee as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 3:	In each case, you may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

How will my shares be voted if I do not specify my voting instructions?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of both nominees for Equity Director and the nominee for Founder Director.

Proposal 3:	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010.

What vote is required to approve each proposal?

Directors will be elected by a plurality of the votes cast at the meeting. The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the meeting is required for the ratification of the appointment of our independent registered public accounting firm and approval of any other item of business to be voted upon at the meeting.

A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. If a quorum is not represented in person or by proxy at the meeting or any adjourned meeting, the chairman of the meeting may postpone the meeting from time to time until a quorum will be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally called.

JBS USA owned or controlled over 50% of the voting power of our outstanding common stock on the record date. Therefore, JBS USA will be able to assure a quorum is present and will also be able to elect all of the nominees for JBS Directors and, with certain exceptions, determine the outcome of all other matters presented to a vote of the stockholders. The JBS stockholders agreement, however, requires JBS USA and its affiliates to vote all of our common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2 to the extent it relates to the election of Messrs. Cooper and Macaluso as Equity Directors.

In addition, the JBS stockholders agreement requires JBS USA and its affiliates to vote their shares for the election of the Founder Director until neither of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim is able to continue serving on the Board. Because JBS USA owned or controlled a majority of our outstanding common stock on the record date, Lonnie “Bo” Pilgrim, as the nominee for the Founder Director in Proposal 2, is assured of election to the Board at the meeting.

With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS USA and its affiliates may vote shares of common stock held by them in their sole and absolute discretion.

How are abstentions and broker non-votes treated?

Abstentions from voting on any matter will be counted in the tally of votes. Abstentions will have no effect on the election of Directors, but an abstention will have the same effect as a vote against any other proposals.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be deemed “present” at the annual meeting and will be counted for purposes of determining whether a quorum exists. Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of auditors, submitted to the stockholders in Proposal 3. Non-routine matters include the election of Directors, submitted to stockholders in Proposal 1 and Proposal 2. As a result, with regard to Proposal 1 and Proposal 2, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. Consequently, broker non-votes will have no effect on the elections of Directors. We urge you to vote on ALL voting items.

Can I change my vote after I have mailed in my proxy card?

Yes. You may revoke your proxy by doing one of the following:

•	by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

•	by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.

Who will pay the cost of this proxy solicitation?

We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Stockholder Proposals for 2011 Annual Meeting

We currently expect that our 2011 Annual Meeting of Stockholders will be held on December 16, 2011. Our bylaws state that a stockholder must have given our Secretary written notice, at our principal executive offices, of the stockholder’s intent to present a proposal at the 2011 Annual Meeting by August 18, 2011, but not before March 21, 2011. Additionally, in order for stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in the proxy materials for the 2011 Annual Meeting, they must be received by our Secretary at our principal executive offices no later than the close of business on July 19, 2011.

Did the Company change its fiscal year since the last annual meeting of stockholders?

Yes, on December 28, 2009, we adopted restated bylaws, which changed the Company’s fiscal year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. This change aligns the Company’s reporting cycle with the fiscal calendar of JBS USA. The change was effective with the Company’s 2010 fiscal year, which began on September 27, 2009, and will end on December 26, 2010, and resulted in an approximate three-month transition period which began September 27, 2009 and ended December 27, 2009 (the “Transition Period”). We now operate on the basis of a 52/53-week fiscal year that ends on the Sunday falling on or before December 31. Throughout this proxy statement, we provide disclosures for 2009 Fiscal Year and the Transition Period.

PROPOSAL 1. ELECTION OF JBS DIRECTORS

Subject to limited exceptions, our certificate of incorporation specifies that the Board of Directors will consist of nine members. Our Board currently has nine members. Proxies cannot be voted for a greater number of persons than the nine nominees named.

Pursuant to our certificate of incorporation and the JBS stockholders agreement, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by JBS USA. Pursuant to our stockholders agreement, Don Jackson, our Chief Executive Officer, was appointed to the Board and is included in the designees of JBS USA.

At the meeting, nine Directors, including six JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the six nominees named below. If any nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for JBS Directors

Wesley Mendonça Batista, 40, currently serves as Chairman of the Board of Pilgrim’s Pride Corporation. Mr. Batista became President and Chief Executive Officer of JBS USA in May 2007. Mr. Batista also serves as a member of JBS USA’s Board of Directors. Mr. Batista is the Vice President of JBS S.A.’s Board of Directors. Mr. Batista has served in various capacities at JBS S.A. since 1987. Mr. Batista is the brother of Joesley Mendonça Batista, a Director of the Company and the President of JBS S.A., and José Batista Júnior, a Director of the Company and a Director of JBS S.A., and is the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.

Mr. Batista brings to the Board of Pilgrim’s Pride significant senior leadership and industry experience. Mr. Batista has long been one of the most respected executives in Brazil’s protein industry, and his reputation is now firmly established worldwide. Mr. Batista grew up in the protein industry, and it is his strategic insight and entrepreneurial spirit that has facilitated the growth of JBS through numerous acquisitions, expanding its reach across the globe. As Chairman of the Board, Mr. Batista has direct responsibility for Pilgrim’s Pride’s strategy and operations.

Joesley Mendonça Batista, 38, is currently the Chief Executive Officer of JBS S.A. and the President of its Board of Directors. Mr. Batista has served in various capacities at JBS S.A. since 1988. Mr. Batista is the brother of Wesley Mendonça Batista, a Director of the Company, and José Batista Júnior, a Director of the Company and of JBS S.A., and the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.

Mr. Batista has worked in the protein industry for 20 years, most recently rising to the post of President and Chief Executive Officer of JBS S.A. During his tenure as President and CEO, JBS S.A. has expanded dramatically in the United States, acquiring Swift & Company in 2007, Smithfield Beef Group and Five Rivers Ranch Cattle Feeding in 2008, and a 64% interest in the Company last year. Mr. Batista brings to the Board significant leadership, sales and marketing, industry, technical, and global experience.

José Batista Júnior, 50, is currently a Director of JBS USA, LLC and of JBS S.A. Mr. Batista Júnior has served in various capacities at JBS S.A. since 1974 and as a member of the Board of Directors of JBS S.A. since January 2, 2007. Mr. Batista Júnior is the brother of Wesley Mendonça Batista and Joesley Mendonça Batista, and the son of José Batista Sobrinho, the founder of JBS S.A. and a member of its Board of Directors.

Mr. Batista, known as “Junior,” began his career in the industry in 1977 when he took a position as a trainee in Friboi (now JBS S.A.) in Brazil and worked in all facets of the business, rising to lead the sales, hygiene, and cleaning divisions until he was named President of the Board of Directors of JBS S.A. in 2006. In addition to his vast industry experience, Mr. Batista brings to the Board significant global experience and knowledge of competitive strategy and international competition.

Don Jackson, 59, has served as President, Chief Executive Officer and Director since January 2009. Previously, Dr. Jackson served as president of Foster Farms’ poultry division, based in Livingston, California, since 2000. Prior to that, he served as executive vice president for foodservice of the former ConAgra Poultry Company in Duluth, Georgia. Before that he worked for 22 years for Seaboard Farms of Athens, Georgia, including four years as president and CEO of their poultry division. Dr. Jackson served as our Chief Executive Officer and President during the pendency of our Chapter 11 bankruptcy proceedings.

In addition to his 32 years of leadership and experience in various executive positions at five different companies as detailed above, Dr. Jackson brings invaluable industry-specific expertise to the Board. After earning his PhD in Animal Science from Colorado State University in Fort Collins, Colorado, Dr. Jackson advanced through the Seaboard Farms organization and led Live Production there before serving as Seaboard’s President and CEO. Accordingly, Dr. Jackson brings unparalleled industry insight which, in his role as President and CEO, has proven integral to the Company’s success during and subsequent to its emergence from Chapter 11 bankruptcy.

Marcus Vinicius Pratini de Moraes, 71, is currently a member of the Board and President of the Business Strategy Committee of JBS Friboi, Chairman of the Brazilian Chapter of CEAL (Business Council of Latin America), Vice Chairman of the Board of COSAN Ltd., a member of the Board of COSCEX - Superior Council of Foreign Trade at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo), and Director of DEAGRO Division - Agrobusiness Department for Products of Animal Origin at FIESP (Foreign Trade Board of the Federation of Industries of the State of Sao Paulo). Dr. Pratini de Moraes was a former Chairman of the Advisory Board of Solvay and Cie., Brazil and a former member of the Advisory Council of BM&F (Brazilian Mercantile & Futures Exchange. Dr. Pratini de Moraes was a member of the Supervisory Board of ABN AMRO Bank from 2003 to 2007. He also had a long career in Brazil’s public sector.

Dr. Pratini de Moraes brings to the Board of Directors continuing experience in dealing with foreign governments and substantial expertise in matters affecting international commerce. Dr. Pratini de Moraes has served in various roles in Brazilian government including, but not limited to, the Deputy Minister of Planning, the Minister of Industry and Trade, a Congressman, the Minister of Mines and Energy and the Minister of Agriculture, Livestock and Food Supply. Additionally, as a director for other multinational companies, Dr. Pratini de Moraes also provides cross-board experience.

Wallim Cruz De Vasconcellos Junior, 52, has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He is currently a Member of the Board of Santos Brasil S.A. and served as a Member of the Board of Cremer S.A. from 2006 to 2008.

Regarded as one of Brazil’s preeminent business strategists, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, and restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos’ experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company’s financial strategies.

The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS AND THE FOUNDER DIRECTOR

Pursuant to our certificate of incorporation and the JBS stockholders agreement, our Board of Directors includes two members designated by the statutory Equity Committee, our Equity Directors, and one member who is the Founder Director. Our two Equity Director nominees are Michael L. Cooper and Charles Macaluso. Our Founder Director is Lonnie “Bo” Pilgrim.

The JBS stockholders agreement requires JBS USA and its affiliates to vote all of our common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2 to the extent it relates to the election of Messrs. Cooper and Macaluso.

In addition, the Company and Lonnie “Bo” Pilgrim entered into a consulting agreement dated September 16, 2009 (the “Consulting Agreement”), which became effective upon our emergence from Chapter 11 proceedings on December 28, 2009. Pursuant to the terms of the Consulting Agreement, among other things, the Company agreed that Mr. Pilgrim would be nominated for subsequent terms on the Board during the term of the Consulting Agreement. The JBS stockholders agreement also requires JBS USA and its affiliates to vote their shares for the election of the Founder Director at the meeting. Because JBS USA owned or controlled a majority of our outstanding common stock on the record date, the Founder Director is assured of election to the Board at the meeting.

At the meeting, nine Directors, including two Equity Directors and the Founder Director, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the three nominees named below. If either nominee for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee. If Lonnie “Bo” Pilgrim becomes unavailable for election, it is intended that such shares will be voted for the election of Lonnie Ken Pilgrim in accordance with the provisions of our certificate of incorporation and the JBS stockholders agreement. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Equity Director and Founder Director

Lonnie “Bo” Pilgrim, 82, has served as a Director since July 1968. He served as the Senior Chairman of the Board from July 2007 to December 2009. He served as Chairman of the Board from our organization in July 1968 until July 2007. He also served as Chief Executive Officer from July 1968 to June 1998. Prior to our incorporation, Mr. Pilgrim was a partner in our predecessor partnership business founded in 1946. Mr. Pilgrim served as our Senior Chairman of the Board during the pendency of our Chapter 11 bankruptcy proceedings.

Mr. Pilgrim is a director and former chairman of the National Chicken Council. As a past leader in the Midwest Feed Manufacturer’s Association, the Texas Water Resources Board and the Texas Governor’s Task Force for Agriculture, he has been an ardent spokesman for the agriculture industry. Mr. Pilgrim is also a former member of the Dallas Baptist University Board of Trustees and is Chairman and majority owner of Pilgrim Bank in northeast Texas. As an original partner in the Company’s predecessor partnership founded in 1946, Mr. Pilgrim brings vast experience and a unique perspective to our Board. His experience with the Company is unparalleled, and his involvement with numerous other companies provides cross-board and industry-wide expertise.

Michael L. Cooper, 60, is the Executive Vice President, Managing Partner, Chief Financial Officer and a Director of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. He also currently serves on the National Chicken Council’s Allied Leader Board. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14 year career with that company.

Mr. Cooper brings to the Board significant senior leadership, management, operational, financial, and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.

Charles Macaluso, 66, has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership, focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following public companies: Global Crossing Ltd., where he is also a member of the audit committee; Lazy Days RV SuperCenters, Inc., where he is also a member of the audit committee; and Darling International, as Lead Director. He also serves as a Chairman of the Board of three private companies.

Mr. Macaluso brings fundamental expertise to our Board in the areas of operational assessment, strategic planning, crisis management, and turnaround advisory services, which expertise supports the Board’s efforts in overseeing and advising on strategy and financial matters. In addition, Mr. Macaluso brings to the Board substantial cross-board expertise due to his tenure on a number of public and private company boards and committees.

The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as Equity Directors and as the Founder Director. Proxies will be so voted unless stockholders specify otherwise.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors has the responsibility for establishing broad corporate policies and for our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.

Board of Directors Independence

Our Board of Directors has affirmatively determined that each of Michael L. Cooper, Charles Macaluso, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Corporate Governance Policy’s categorical independence standards and the NYSE listing standards.

Committees of the Board of Directors

To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.

Audit Committee. The Audit Committee prior to emergence from our Chapter 11 bankruptcy proceedings consisted of Vance C. Miller, Sr., Keith W. Hughes and Linda Chavez. All of the members of the Audit Committee resigned on December 28, 2009. Since their resignation, the members of the Audit Committee have been Michael L. Cooper, Charles Macaluso and Wallim Cruz De Vasconcellos Junior. Our Audit Committee’s responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the NYSE listing standards. The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable listing standards of the NYSE (“financially literate”) and Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee has an Audit Committee Charter, which is available on our website at www.pilgrimspride.com, under the “Investors – Corporate Governance” caption.

Compensation Committee. The Compensation Committee prior to emergence from our Chapter 11 bankruptcy proceedings consisted of Lonnie “Bo” Pilgrim, the co-founder and former Senior Chairman of the Board, his son, Lonnie Ken Pilgrim, and three independent directors, including Vance C. Miller, Sr., James G. Vetter, Jr. and Blake D. Lovette. Prior to emergence from our Chapter 11 bankruptcy proceedings, the Compensation Committee also had a subcommittee consisting of Charles L. Black and Vance C. Miller, Sr. All of the members of the Compensation Committee resigned on December 28, 2009. Since that time, the members of the Compensation Committee have been Wesley Mendonça Batista, Wallim Cruz de Vasconcellos Junior and Michael Cooper.

Our Compensation Committee reviews our remuneration policies and practices and establishes the salaries of our officers. Prior to our emergence from Chapter 11 bankruptcy proceedings, the Compensation Subcommittee was responsible for administering certain aspects of the Pilgrim’s Pride Corporation Senior Executive Performance Bonus Plan dealing with compensation for designated Section 162(m) participants, which for fiscal year end September 26, 2009 and the transition period from September 27, 2009 through December 27, 2009 included Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim and Richard A. Cogdill. The Compensation Committee does not have a Charter.

Special Nominating Committees. Under our certificate of incorporation, the Board also has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee. The JBS Nominating Committee is required to consist solely of JBS Directors and presently includes Wesley Mendonça Batista, Joesley Mendonça Batista, José Batista Júnior, Don Jackson, Marcus Vinicius Pratini de Moraes and Wallim Cruz De Vasconcellos Junior. The Equity Nominating Committee is required to consist solely of all of the Equity Directors and presently includes Michael L. Cooper and Charles Macaluso.

The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS stockholders agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.

For so long as JBS USA and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS USA reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Company. Two Equity Directors (or one if there is only one Equity Director on the Board) must satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule).

If JBS USA and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:

•	to be an independent director,

•	to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and

•	to be financially literate.

Each of the Board’s Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrimspride.com, under the “Investors – Corporate Governance” caption.

Our Special Nominating Committees do not have a policy with regard to the consideration of any Director candidates recommended by our stockholders, and they do not have a formal policy with regard to the consideration of diversity in identifying Director nominees. However, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective such that the Board reflects a diversity of backgrounds and experiences. In addition, the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, which should be sent to Pilgrim’s Pride Corporation, Corporate Secretary, 1770 Promontory Circle, Greeley, Colorado 80634.

Meetings

During the fiscal year ended September 26, 2009, the Board of Directors held 15 regular and 17 telephonic meetings, the Audit Committee held 5 regular meetings and 5 telephonic meetings, the Compensation Committee held 3 meetings, the Compensation Subcommittee held no meetings, and there were 8 executive sessions including only non-management Directors. During the Transition Period from September 27, 2009 through December 27, 2009 the Board of Directors held 1 regular and 1 telephonic meeting, the Audit Committee held 1 regular meeting and no telephonic meetings, the Compensation Committee held no meetings, the Compensation Subcommittee held no meetings, and there was 1 executive session including only non-management Directors. During each of 2009 Fiscal Year and the Transition Period, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served. All Directors attended our 2008 Annual Meeting. An annual meeting of stockholders was not held during 2009. While we do not have a formal policy regarding Director attendance at annual meetings of stockholders, we encourage each Director to attend each annual meeting of stockholders.

Board Leadership Structure and Risk Oversight

The position of our Chairman of the Board and the office of the President and Chief Executive Officer are held by different persons. Our Chairman of the Board is Wesley Mendonça Batista, and our Chief Executive Officer and President is Don Jackson.

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and it facilitates the appropriate levels of communication between the Board of Directors and executive management for Board oversight of the Company and its management.

Because Wesley Mendonça Batista, Joesley Mendonça Batista, José Batista Júnior, Don Jackson and Lonnie “Bo” Pilgrim are not independent Directors, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting. The Board generally holds meetings of non-management directors 4 times per year and meetings of independent directors 4 times per year.

The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations and governance. The Board oversees management’s policies and procedures in addressing these and other risks. Additionally, each of the Board’s four committees (the Audit Committee, Compensation Committee and the Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees’ respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity attention of our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.

Code of Business Conduct and Ethics and Corporate Governance Policies

Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrimspride.com, under the “Investors – Corporate Governance” caption and are also available in print to any stockholder who requests them. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the board of Directors of Pilgrim’s Pride Corporation (the “Company”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s Proxy Statement for the fiscal year ended September 26, 2009 and the three-month period from September 27, 2009 to December 27, 2009 (the “Proxy Statement”). Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement to be filed with the Securities and Exchange Commission.

Compensation Committee

Wesley Mendonça Batista
Michael Cooper
Wallim Cruz de Vasconcellos Junior

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material elements of the compensation for our current and former principal executive officer, principal financial officer and four other most highly compensated executive officers listed in the “Summary Compensation Table” on page 26 (collectively, the “named executive officers”) during our fiscal year ended September 26, 2009 (“2009 Fiscal Year”) and the three-month period from September 27, 2009 to December 27, 2009 (the “Transition Period”). The Transition Period results from the change in the Company’s fiscal year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. To assist in understanding compensation for the 2009 Fiscal Year and the Transition Period, we have included a discussion of our compensation policies and decisions for periods before and after the 2009 Fiscal Year and the Transition Period where relevant. For information concerning the compensation discussion and analysis of William K. Snyder, our former Chief Restructuring Officer, see “Chief Restructuring Officer” below.

We emerged from our Chapter 11 bankruptcy proceedings on December 28, 2009. The Compensation Committee prior to our emergence from bankruptcy consisted of Lonnie “Bo” Pilgrim, the co-founder and former Senior Chairman of the Board, his son, Lonnie Ken Pilgrim, and three independent directors, including Vance C. Miller, Sr., James G. Vetter, Jr. and Blake D. Lovette. All of the members of the Compensation Committee resigned from the committee on December 28, 2009. Effective on December 28, 2009, Wesley Mendonça Batista, Michael Cooper and Wallim Cruz de Vasconcellos Junior were appointed to the Compensation Committee. All actions, determinations and decisions made by the Compensation Committee during the 2009 Fiscal Year and the Transition Period were made by the prior Compensation Committee.

Prior to the commencement, and during the pendency of our Chapter 11 bankruptcy proceedings, our prior Compensation Committee had the overall responsibility for establishing executive compensation and overseeing the administration of our incentive plans and employee benefit plans. However, during our Chapter 11 bankruptcy proceedings, many of the prior Compensation Committee’s actions (including its approval of the amended and restated employment agreement of Don Jackson, our President and Chief Executive Officer (the “Employment Agreement”) and the 2009 Performance Bonus Plan (the “FY2009 Performance Bonus Plan”) and its engagement of Mr. Snyder as the Company’s Chief Restructuring Officer), were subject to the approval of the Bankruptcy Court. The Employment Agreement, the FY2009 Performance Bonus Plan, and certain other actions of the Compensation Committee during the 2009 Fiscal Year and the Transition Period were also subject to negotiations with the Company’s statutory committees formed during the bankruptcy proceedings, the Unsecured Creditors’ Committee, the Equity Committee, and other constituencies.

Executive Compensation Philosophy and Objectives

Prior to our Chapter 11 bankruptcy proceedings, the objectives of our compensation program were to attract, retain and motivate competent executive officers who had the experience and ability to contribute to the success of our business. Given the challenges faced by our Company and our industry during the 2009 Fiscal Year and the Transition Period, the Compensation Committee determined to motivate current senior executives, as well as attract and motivate new executives, to attain performance goals that would allow us to continue as a going concern and to develop a reorganization plan that would enable us to achieve an expedient and successful reorganization and emerge from bankruptcy positioned for long-term profitability and growth. Accordingly, our compensation program for the 2009 Fiscal Year and the Transition Period, was designed to reward effectiveness, efficiency, flexibility and commitment with the goal of retaining and motivating our executives and, as deemed appropriate, to attract new executives to achieve our corporate objectives.

As discussed above, during our reorganization proceedings, certain aspects of our executive compensation program were subject to the requirements of the Bankruptcy Code, as well as approval by the Bankruptcy Court, the statutory committees and other constituencies. Consequently, the Compensation Committee’s philosophy and objectives were often affected by the requirements of the Bankruptcy Code and the Bankruptcy Court and the interests of the statutory committees.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The prior Compensation Committee was responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee attempted to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. In making compensation decisions, the Compensation Committee considered, among other things, data provided by its outside compensation consultant, the recommendations of Lonnie “Bo” Pilgrim, our co-founder and former Senior Chairman, and during the pendency of the Chapter 11 bankruptcy proceedings, the input of the statutory committees and other constituencies.

Lonnie “Bo” Pilgrim annually reviewed the performance of all executive officers and key employees with the full Compensation Committee and made recommendations of base salaries and bonuses based on these reviews. The Committee considered these reviews and recommendations and then exercised its discretion in adopting or modifying any recommended salaries and bonuses.

Compensation Consultant

During the 2009 Fiscal Year, the Company retained a compensation consultant, Hewitt Associates, LLC (“Hewitt Consulting”), to conduct a comprehensive assessment of our executive compensation program relative to competitive markets, as well as conduct an analysis of certain retention strategies for our senior management team. Hewitt Consulting sought input and feedback from management regarding its consulting work product in order to confirm alignment with the Company’s business strategy and identify data questions or other similar issues, if any, prior to its presentations to the Compensation Committee.

Prior to the commencement of our Chapter 11 bankruptcy proceedings, Hewitt Consulting provided our Compensation Committee with advice and analysis relating to an overall assessment of our executive compensation program. Hewitt Consulting compared our executive compensation levels and the relationship between our compensation levels to companies with operations and lines of business comparable to ours, including Campbell Soup Company, ConAgra Foods, Inc., Corn Products International, Inc., Del Monte Foods Company, General Mills, Inc., H.J. Heinz Company, The Hershey Company, Hormel Foods Corporation, Kellogg Company, Land O’Lakes, Sara Lee Corporation, Tyson Foods, Inc. and Wm. Wrigley Jr. Company. Executive positions were individually benchmarked with the peer group companies’ data using a review of the job responsibilities and scope for each executive role as defined by their job descriptions. The survey provided by Hewitt Consulting showed that our total executive compensation levels ranked below market levels, which was in part due to the lack of equity incentive compensation programs. After consideration of this assessment, the Compensation Committee and the Board of Directors approved an enhanced, multifaceted executive compensation program consisting of (1) base salaries, (2) cash incentive compensation, (3) long-term incentive compensation consisting of both restricted stock grants and stock options, (4) change in control agreements and (5) certain perquisites and other personal benefits. However, given the challenges faced by our Company in the 2009 Fiscal Year and our Chapter 11 bankruptcy proceedings, the proposed compensation program, including the long-term incentive compensation component, was not implemented in the 2009 Fiscal Year.

Throughout the 2009 Fiscal Year and the Transition Period, Hewitt Consulting continued to provide recommendations to our Compensation Committee for improvement of our compensation program, including competitive change-in-control severance recommendations based on the practices of our industry peers, the adoption of new incentive compensation and retention plans and the modification of certain existing compensation plans.

We also engaged Hewitt Consulting to assist us in the design and assessment of the structure of the FY2009 Performance Bonus Plan. Hewitt Consulting analyzed the competitiveness of the award opportunities and concluded that target awards under the FY2009 Performance Bonus Plan were consistent with market target award opportunities. In connection with the approval of the Employment Agreement, Hewitt Consulting also provided to the Compensation Committee a survey conducted in May 2008 of chief executive officer compensation of industry peers that included ConAgra Foods, Inc., Dean Foods Co., Seaboard Corporation, Smithfield Foods, Inc., Hormel Foods Inc. and Tyson Foods, Inc.

Components of Compensation

During the 2009 Fiscal Year and the Transition Period, the principal elements of compensation for our executive officers were (1) base salaries, (2) cash incentive compensation and (3) certain perquisites and other personal benefits. We do not have a formal stock ownership requirement for our executive officers and, historically, we have had no equity-based incentive compensation. However, on January 27, 2009, after approval by our Compensation Committee and the Bankruptcy Court, we granted a restricted stock award (described below under “Restricted Stock Grant”) to Dr. Jackson in connection with entering into the Employment Agreement, to attract Dr. Jackson to serve as the Company’s President and Chief Executive Officer.

We also made matching contributions to the Company’s 401(k) salary deferral plan during the 2009 Fiscal Year and the Transition Period, including matching contributions of our common stock. In addition, we made contributions to the Employee Stock Investment Plan for purchases of our common stock under the plan. However, matching contributions of common stock to these plans were permanently suspended in November 2008.

Base Salary

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries have historically been subjectively determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration a subjective assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and the recommendations of our former Senior Chairman. The Compensation Committee completed its annual compensation review with respect to the executive officers of the Company on September 24, 2008, and, given the challenges faced by the Company and the industry, determined that compensation levels would remain substantially unchanged for the 2009 Fiscal Year and the Transition Period. During the 2009 Fiscal Year and the Transition Period, Dr. Jackson’s base compensation was governed by the Employment Agreement, which was entered into on January 27, 2009 and is discussed below under “Jackson Employment Agreement.” Lonnie Ken Pilgrim’s salary declined during the 2009 Fiscal Year and Transition Period due to a decrease in Mr. Pilgrim’s responsibilities after the commencement of the Company’s Chapter 11 bankruptcy proceedings.

Cash Incentive Compensation

Historically, under the Pilgrim’s Pride Corporation Senior Executive Performance Bonus Plan (the “Bonus Plan”), we awarded annual cash bonuses to executive officers and other management personnel based on our performance and profitability in the year with respect to which bonuses were awarded. The Bonus Plan was not approved by the Bankruptcy Court and no bonuses were paid to executive officers under the Bonus Plan with respect to the 2009 Fiscal Year or the Transition Period performance.

Bonuses paid to executives for the 2009 Fiscal Year performance were made under the FY 2009 Performance Bonus Plan. No bonuses were paid with respect to performance during the Transition Period. In addition to its assistance with the design and assessment of the structure of the FY2009 Performance Bonus Plan, Hewitt Consulting also analyzed the competitiveness of the award opportunities. Hewitt Consulting concluded that target awards under the FY2009 Performance Bonus Plan were consistent with market target award opportunities. The FY2009 Performance Bonus Plan was presented to, negotiated with, and approved by, the Unsecured Creditors’ Committee and the Equity Committee. Following meetings in May and August 2009, our Board approved, subject to Bankruptcy Court approval, the FY2009 Performance Bonus Plan. On September 29, 2009, the Bankruptcy Court entered an order approving the FY2009 Performance Bonus Plan.

The FY2009 Performance Bonus Plan was an incentive plan for approximately 80 key employees and executives, including our named executive officers, tasked with assisting us in the Chapter 11 proceedings. In approving the FY2009 Performance Bonus Plan, the Compensation Committee considered the significant efforts of employees and executives required, in addition to performance of their day to day responsibilities, for the preparation and negotiation of a confirmable plan of reorganization and with respect to the analysis and resolution of thousands of claims filed in the Chapter 11 proceedings. The goals of the FY2009 Performance Bonus Plan were to:

•

motivate the Company’s executive officers and other key employees who were not eligible to receive any form of performance-based incentive compensation since the beginning of the Chapter 11 proceedings;

•	align all such executives’ and employees’ interests with the goals of the stockholders and creditors that the Company become profitable and emerge from bankruptcy;

•	provide an incentive for all such executives and employees to achieve profit goals; and

•	fill the gap in the lack of retention programs for the executive officers and key employees while in bankruptcy.

The awards paid under the FY2009 Performance Bonus Plan were linked to our earnings before interest, taxes, depreciation, amortization and restructuring costs (“EBITDAR”) in the third and fourth quarters of the 2009 Fiscal Year and the successful emergence from bankruptcy. The Committee approved the EBITDAR threshold performance level of at least $225 million in EBITDAR below which no awards were earned. In addition to remain eligible for an award under the FY2009 Performance Bonus Plan, a participant had to be employed by the Company through its emergence from bankruptcy.

Each participant that was eligible for an award under the FY2009 Performance Bonus Plan received a cash bonus equal to such participant’s pro rata share of a pool equal to the sum of (1) $2.6 million, plus (2) 4% of any portion of the Company’s EBITDAR for the third and fourth quarters of the 2009 Fiscal Year that exceeded $225 million. Each participant’s pro rata share of the total pool available to all participant’s under the FY2009 Performance Bonus Plan was based on the factor of such individual’s target bonus percentage, as set by our Board, multiplied by the amount of such participant’s annualized base salary accrued with respect to FY2009 (the “Bonus Factor”). Notwithstanding the foregoing, the FY2009 Performance Bonus Plan provided that if our EBITDAR for the third and fourth quarters of the 2009 Fiscal Year met or exceeded $325 million, each award pursuant to the plan would be equal to an amount that is at least 100% of the applicable participant’s Bonus Factor. The awards earned in the 2009 Fiscal Year under the FY2009 Performance Bonus Plan and paid to our named executive officers are disclosed in the Summary Compensation Table and in the 2009 Fiscal Year Grants of Plan-Based Awards table below.

The FY2009 Performance Bonus Plan was administered by the Compensation Committee. The Compensation Committee had the discretion to reduce, increase or eliminate a bonus payable to any participant and to pay bonuses in excess of the total bonus pool amount. The FY2009 Performance Bonus Plan did not satisfy the requirements of Section 162(m) of the Code regarding executive compensation.

Other Compensation

Our executive officers receive no special employee benefits. During our Chapter 11 bankruptcy proceedings, our executive officers were able to participate on the same basis as other employees in the provisions of the Company’s 401(k) salary deferral plan. Contributions to the Company’s 401(k) salary deferral plan are made up of a 30% matching contribution on the first 6% of pay and an additional matching contribution on up to 6% of an executive’s compensation, subject to an overall contribution limit for all employees 401(k) and other profit sharing plans of 5% of domestic income before taxes. In November 2008, the Company notified its employees advising each person that any matching contributions to the Company’s 401(k) salary deferral plan that he had previously elected to be invested in Company common stock would be automatically invested in the plan’s default investment option unless the employee elected a different investment. All full-time employees in the U.S. are eligible to participate in the 401(k) salary deferral plan. We do not have any other pension plan for our executive officers.

The Company has also historically maintained an Employee Stock Investment Plan pursuant to which we contributed an amount equal to 33 1/3% of an officer’s payroll deduction for purchases of our common stock under the plan. In November 2008, matching contributions that employees had previously elected to be invested in our common stock were permanently suspended. In December 2009, we terminated the Employee Stock Investment Plan. Contributions to named executive officers made in the 2009 Fiscal Year under our 401(k) salary deferral plan and under the Employee Stock Investment Plan are reported in the Summary Compensation Table.

During our Chapter 11 bankruptcy proceedings, we also maintained and continue to maintain the Pilgrim’s Pride Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which include all of our named executive officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus payments as part of their personal retirement or financial planning. Executive officers who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) salary deferral plan. Additional information regarding deferred compensation is reported below in the Nonqualified Deferred Compensation Table.

We also provide a variety of health and welfare programs to all eligible employees to offer employees and their families, protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our executive officers and management generally are eligible for the same benefit programs on the same basis as our other domestic employees.

Perquisites and Other Personal Benefits

During our Chapter 11 bankruptcy proceedings, we provided our named executive officers with perquisites and other personal benefits that we believed to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee periodically reviewed the levels of perquisites and other personal benefits that we provided to our named executive officers. During the 2009 Fiscal Year and the Transition Period, our executive officers received perquisites involving items such as personal use of automobiles. In addition, our executive officers had access to the personal use of corporate aircraft, which was suspended following the commencement of our bankruptcy proceedings, and they were also eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. Information regarding these perquisites is reported below in the Summary Compensation Table. Additionally, as described under “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions,” certain relatives of our executive officers were employed by the Company during the 2009 Fiscal Year and the Transition Period and had business transactions with the Company. In establishing the compensation of the executive officers, the prior Compensation Committee considered all perquisites and other personal benefits.

Short Term Management Incentive Plan and Long Term Incentive Plan

In September 2009, our Board approved, subject to confirmation of the Plan of Reorganization by the Bankruptcy Court and the approval of our stockholders, the Short Term Management Incentive Plan, a new annual incentive program for use following the Company’s exit from bankruptcy, providing for the grant of bonus awards payable upon achievement of specified performance goals (the “STIP”). The Bankruptcy Court and the stockholders approved the STIP in connection with the confirmation of the Plan of Reorganization in December 2009. The STIP permits the grant of 162(m) awards and bonus awards that are not intended to so qualify. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee will be eligible to participate in the STIP. No awards were granted under the STIP prior to our emergence from the Chapter 11 bankruptcy proceedings.

In September 2009, our Board also approved, subject to confirmation of the Plan of Reorganization by the Bankruptcy Court and stockholder approval, a new, performance-based, omnibus long-term incentive plan (the “LTIP”). The LTIP provides for the grant following the Company’s exit from its Chapter 11 proceedings of a broad range of long-term equity-based and cash-based awards to the Company’s officers and other employees, members of the Board and any consultants. The Bankruptcy Court and the stockholders approved the LTIP in connection with the confirmation of the Plan of Reorganization in December 2009. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, non-qualified stock options, stock appreciation rights, restricted stock awards and restricted stock units. No awards were granted under the LTIP prior to our emergence from the Chapter 11 bankruptcy proceedings.

Change in Control Agreements

In October 2008, we entered into change in control agreements with Lonnie “Ken” Pilgrim and Richard A. Cogdill, and in September 2009 we entered into a change in control agreement with Don Jackson (collectively, the “Change in Control Agreements”). Lonnie “Bo” Pilgrim was not party to a Change of Control Agreement. Upon our emergence from the Chapter 11 bankruptcy proceedings effective on December 28, 2009, Richard A. Cogdill was terminated as the Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer of the Company, and Lonnie Ken Pilgrim was terminated as the Senior Vice President, Transportation of the Company. For information concerning the payments made under their Change of Control Agreement, see “Executive Compensation – Summary Compensation Table.” In October 2008, we also entered into a change in control agreement with Gary D. Tucker, who was appointed as the Company’s Principal Financial Officer on December 28, 2009. On June 1, 2010, Mr. Tucker entered into a letter agreement with the Company relating to his employment. In connection with the letter agreement, Mr. Tucker’s change in control agreement was terminated. For further information concerning the letter agreement, see “Tucker Letter Agreement” below.

The Company believes that the Change in Control Agreements were critical to our ability to attract and retain highly qualified employees who provide essential services for our successful emergence from bankruptcy and continued long-term profitability and growth. Such agreements reduce personal uncertainty that arises from the possibility of a future business combination or restructuring. Moreover, the Change in Control Agreements were designed to offset the uncertainty of executives regarding their own futures if a change in control or termination actually occurs. In addition, we believe that the Change in Control Agreements increase stockholder value by encouraging the executives to consider change in control transactions that are in the best interest of the Company and its stockholders, even if the transaction may ultimately result in their termination of employment.

The Change in Control Agreements had an initial term of three years. The Change in Control Agreements had two triggers: (1) a change in control (the “Change in Control”) and (2) separation from the Company. The change of ownership of the Company pursuant to the Plan of Reorganization qualified as the first trigger for the first two years following confirmation of the Plan of Reorganization.

Generally, the Change in Control Agreements provide that, except in the case of Dr. Jackson, any stock options and other equity awards held by the executives will become fully vested and exercisable upon a Change in Control (however, no such awards will be outstanding as of the Change in Control) and that, if the Company terminates an executive’s employment for reasons other than “cause” or if the executive resigns for “good reason” (as these terms are defined in the Change in Control Agreements) within a specified time period following a Change in Control, then the executive will be entitled to certain severance benefits. The employment period is 24 months in the case of Mr. Pilgrim and Dr. Jackson and 18 months in the case of Mr. Cogdill. Upon the termination of an executive’s employment during the employment period, the Change in Control Agreements provides:

•

For a lump sum severance payment that includes the executive’s target annual bonus for the fiscal year in which the termination occurs, prorated through the date of termination, and an amount based on the sum of the executive’s annual base salary and target annual bonus, multiplied by 3.0 in the case of Mr. Pilgrim and Dr. Jackson and by 2.5 in the case of Mr. Cogdill.

•	That the executives may be entitled to receive a tax gross-up payment to compensate them for specified excise taxes, if any, imposed on the severance payment.

•	Up to 18 months of the Company-paid COBRA premiums.

•	In the case of Dr. Jackson, any stock options and other equity awards held by him will become fully vested and exercisable.

In addition, the Change in Control Agreements provide that, for a period of 24 months in the case of Mr. Pilgrim and Dr. Jackson and 18 months in the case of Mr. Cogdill, from the date of any termination of the executive’s employment that results in a severance payment under the executive’s Change in Control Agreement, the executive will not (a) divulge confidential information regarding the Company, (b) solicit or induce employees of the Company to terminate their employment with the Company, or (c) seek or obtain any employment or consulting relationship with any specified competitor of the Company. See discussion below under “Potential Payments Upon Termination or Change In Control,” for additional information regarding compensation and benefits that Dr. Jackson is entitled to receive upon the Change in Control.

Jackson Employment Agreement

In December 2008, in an effort to bring a fresh perspective to the Company and to maximize the opportunities available to the Company through its restructuring, the Board approved the appointment of Dr. Jackson as our Chief Executive Officer and President. Dr. Jackson replaced the former Chief Executive Officer and the Chief Operating Officer of the Company. As an inducement to join the Company, as well as to create an incentive for Dr. Jackson to forego other career opportunities, the committee determined it was necessary to offer an employment agreement to Dr. Jackson, setting forth specific elements of compensation, termination, and other arrangements.

As discussed above, Hewitt Consulting provided the Compensation Committee a survey conducted in May 2008 of chief executive officer compensation of industry peers that included ConAgra Foods, Inc., Dean Foods Co., Seaboard Corporation, Smithfield Foods, Inc., Hormel Foods, Inc. and Tyson Foods, Inc. The Company negotiated the terms of the Employment Agreement with the Unsecured Creditors’ Committee. On January 27, 2009, the Bankruptcy Court approved, and we entered into the Employment Agreement with Dr. Jackson. Dr. Jackson’s compensation is largely dictated by the Employment Agreement.

In determining Dr. Jackson’s compensation, the Compensation Committee primarily took into account: (1) input and data provided by Hewitt Consulting, as described above; (2) a comparison to competitive pay practices for other senior level executive positions; (3) the challenges inherent in inducing Dr. Jackson to leave his then current place of employment and attracting him to a company subject to Chapter 11 bankruptcy proceedings; (4) the input provided by, and approval of, the Unsecured Creditors Committee and other constituencies; (5) the qualifications and experience of Dr. Jackson; and (6) the nature of Dr. Jackson’s service as Chief Executive Officer and President.

Base Salary and Incentive Compensation

Under the Employment Agreement, Dr. Jackson has an annual base salary of not less than $1,500,000. Dr. Jackson received a bonus of $3,000,000 (“Sign on Bonus”), which is subject to repayment on a pro-rata basis over a three year period in the event his employment is terminated under specified circumstances.

Additionally, Dr. Jackson earned $2,000,000 as a reorganization bonus, which was determined based upon the Company achieving certain performance targets. Under the terms of the Employment Agreement, the restructuring bonus is payable as follows:

•

$2,000,000 is earned upon occurrence of the following conditions (i) confirmation of the Plan of Reorganization (as defined in the Employment Agreement), (ii) EBITDAR is at least $300 million for the third and fourth fiscal quarters of the Company’s fiscal year ended 2009, and (iii) the annualized operational improvements of the Company and its subsidiaries are at least $100 million for the Company’s fiscal year ended 2009 compared to the Company’s fiscal year ended 2008; and

•

if the above conditions are not satisfied, then $1,000,000 is earned upon the occurrence of the following conditions: (i) confirmation of the Plan of Reorganization, (ii) EBITDAR is at least $200 million for the third and fourth fiscal quarters of the Company’s fiscal year ended 2009, and (iii) the annualized operational improvements of the Company and its subsidiaries are at least $50 million for the Company’s fiscal year ended 2009 compared to the Company’s fiscal year ended 2008.

No reorganization bonus is payable under the Employment Agreement if the EBITDAR is less than $200 million for the third and fourth fiscal quarters of the Company’s fiscal year ended 2009, or if the annualized operational improvements of the Company and its subsidiaries are less than $50 million.

Under the Employment Agreement, Dr. Jackson is also eligible to participate in all incentive plans, practices, policies and programs applicable generally to other executive personnel of the Company, including, but not limited to, the FY2009 Performance Bonus Plan. Accordingly, Dr. Jackson is also entitled to participate in the FY2009 Performance Bonus Plan.

Restricted Stock Grant

On January 27, 2009, under the terms of the Employment Agreement, Dr. Jackson was granted a restricted stock award of 3,085,656 of the Company’s common stock (the “Shares”), vesting when certain conditions and performance targets are met. Under the terms of the Employment Agreement, one-half of the Shares vests upon the occurrence of the following conditions: (1) confirmation of the Plan of Reorganization and, (2) the EBITDAR is at least an aggregate of $300 million for the third and fourth fiscal quarters of 2009. The remaining one-half of the Shares vests if the EBITDAR for the last 12 months ending on the last day of the fiscal month immediately preceding substantial consummation of the Company’s plan of reorganization is at least an aggregate of $500 million. In connection with the confirmation of the Plan of Reorganization, the emergence of the Company from Chapter 11 bankruptcy proceedings and the satisfaction of the performance targets, the Shares vested in December 2009.

Perquisites and Other Personal Benefits

Under the Employment Agreement, Dr. Jackson is entitled to participate in the Company’s savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Dr. Jackson is also eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company’s executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.

Separation Agreements

On December 16, 2008, our board of directors accepted the resignations of J. Clinton Rivers, the Company’s former Chief Executive Officer and President, and Robert A. Wright, the Company’s former Chief Operating Officer. In connection with the resignations, the Company entered into a separation agreement and consulting agreement with Mr. Wright on December 22, 2008, and a separation agreement and consulting agreement with Mr. Rivers December 24, 2008. Under the terms of the separation agreements, each of them resigned as an officer, director, employee and any other capacity of the Company and its subsidiaries and agreed to terminate their change in control agreements with the Company. The Company agreed to pay a severance payment of $143,242 to each of Mr. Rivers and Mr. Wright. Pursuant to the terms of the consulting agreements, each agreed to provide consulting services to the Company on an as-requested basis for a fee of (a) $83,500 per month, for a term of four months, in the case of Mr. Rivers, and (b) $50,000 per month, for a term of three months, in the case of Mr. Wright. The consulting agreements also included non-competition covenants for the duration of the agreements. The amounts paid under the separation agreements were limited by provisions of the Bankruptcy Code. The separation agreements were approved by the Bankruptcy Court in January 2009 and the consulting agreements were approved by the Bankruptcy Court in March 2009.

Severance Plan

Prior to our emergence from the Chapter 11 bankruptcy proceedings, we maintained the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”), pursuant to which we provided severance payments to eligible employees, including our named executive officers, if their employment was terminated “without cause,” as defined in the Severance Plan. The Severance Plan did not cover termination due to death, disability, retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a named executive officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company sponsored training and job fairs.

Chief Restructuring Officer

On November 7, 2008, our board of directors appointed Mr. Snyder as the Chief Restructuring Officer of the Company. As Chief Restructuring Officer, Mr. Snyder assisted the Company in capitalizing on cost reduction initiatives, developing restructuring plans and exploring opportunities to improve its long-term liquidity.

Mr. Snyder, a Managing Partner of CRG Partners Group, LLC (“CRG”), a provider of corporate turnaround and restructuring services, was employed by CRG and performed services as Chief Restructuring Officer of the Company through CRG. As a result, Mr. Snyder did not receive any compensation directly from the Company and did not participate in any of the Company’s employee benefits plans. The Company compensated CRG for Mr. Snyder’s services at a rate of $550 per hour. CRG’s engagement with the Company and Mr. Snyder’s services as Chief Restructuring Officer were terminated upon the Company’s emergence from the Chapter 11 bankruptcy proceedings.

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1,000,000 paid to each of our five most highly paid executive officers in a taxable year. Compensation above $1,000,000 may only be deducted if it is “performance-based compensation” within the meaning of the Code. Amounts payable under the Bonus Plan are intended to be performance-based compensation meeting these requirements and, as such, be fully deductible. However, the Company has not adopted a policy requiring all compensation to be deductible. For the 2009 Fiscal Year and the Transition Period, certain amounts paid (including bonuses to certain executive officers under the FY2009 Performance Bonus Plan) did not qualify as performance-based compensation and were not deductible.

Tucker Letter Agreement

As discussed above, Gary D. Tucker was appointed as the Company’s Principal Financial Officer upon the Company’s emergence from the Chapter 11 bankruptcy proceedings effective on December 28, 2009. Mr. Tucker has served as the Company’s Senior Vice President, Corporate Controller since June 1, 2003 and continues to also hold this position. On June 1, 2010, Gary D. Tucker entered into a letter agreement with us (the “Letter Agreement”) pursuant to which Mr. Tucker’s annual base salary was increased from $250,215 to $300,000, effective June 1, 2010. The Letter Agreement provides that Mr. Tucker will be eligible to receive a target bonus equal to 50% of his annual base salary, contingent upon Mr. Tucker’s continued employment through the 2010 calendar year, as well as the Company making a threshold earnings goal. The potential bonus award was granted under the STIP. For additional information regarding Mr. Tucker’s bonus award, see “Changes in Incentive Compensation for Fiscal 2010.”

In addition, under the Letter Agreement, Mr. Tucker will receive a one-time cash payment equal to $650,000 payable upon the earliest of (i) the mandatory exchange transaction (the “Mandatory Exchange Transaction”) of the Company’s common stock for shares of common stock of JBS USA Holdings, Inc. (“JBS USA”), (ii) any similar event to the Mandatory Exchange Transaction whereby the Company would cease to be deemed a publicly-traded company or would merge with JBS USA and (iii) the date of termination of Mr. Tucker’s employment for any reason other than “Cause” (as defined in the change in control agreement dated October 10, 2008 between Mr. Tucker and the Company). Mr. Tucker’s change in control agreement was terminated in connection with the Company and Mr. Tucker entering into the Letter Agreement.

Changes in Incentive Compensation for Fiscal Year 2010

As part of developing the Company’s compensation strategy for the fiscal year ending December 26, 2010, the Compensation Committee established new annual performance goals and target payout amounts under the STIP for Dr. Jackson, our President and Chief Executive Officer, and Mr. Tucker, our Principal Financial Officer. The committee determined to establish the 2010 fiscal year performance measure under STIP solely based on income (loss) from continuing operations plus interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee elected to use EBITDA as our sole performance measure under the STIP because EBITDA is a common analytical indicator within our industry and it provides a simple and understandable measure of our liquidity. For Dr. Jackson and Mr. Tucker, the committee approved the target EBITDA amount of $500 million and a threshold EBITDA amount of $425 million (85% of the EBITDA target). No bonus will be paid to participants under the STIP for 2010 fiscal year performance if EBITDA for the fiscal year is below the $425 million threshold.

The Compensation Committee established a sliding scale to determine the amount of annual cash bonus. Dr. Jackson and Mr. Tucker are each eligible to receive a bonus payout of 50% of their base salary if the Company achieves 85% of target EBITDA. Dr. Jackson is eligible to receive a bonus payout of (1) 50% of his base salary if the Company achieves 85% of target EBITDA, (2) between 50% and 100% of his base salary if the Company achieves over 85% and less than 100% of target EBITDA, (3) 100% of his base salary if the Company achieves 100% of target EBITDA and (4) 100% of his base salary plus a percentage of EBITDA in excess of $500 million if the Company achieves over 100% of target EBITDA. The maximum bonus that Dr. Jackson is eligible to receive under the STIP for fiscal year 2010 performance is $9.0 million.

EXECUTIVE COMPENSATION

The table below summarizes compensation paid to or earned by our named executive officers including our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving at the end of 2009 Fiscal Year and the Transition Period, as well as certain other former executive officers for whom disclosure is required for 2009 Fiscal Year and the Transition Period. Except for Don Jackson, none of the executive officers listed in the table currently serve as our executive officers. For purposes of the tables below, the Transition Period is listed as “2009T.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(a) ($)	Bonus(b) ($)	Stock Awards(f)	Non-Equity Incentive Plan Compensation(c) ($)	Change in Nonqualified Deferred Compensation Earnings	All Other Compensation (d)(e) ($)	Total ($)

Lonnie “Bo” Pilgrim Senior Chairman of the Board ( g)	2009T 2009	375,000 1,500,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	6,924 44,498	381,924 1,544,498
	2008 2007	1,498,398 1,415,899	-0- 390,118	-0- -0-	-0- 484,052	-0- -0-	570,399 926,474	2,068,797 3,216,543

Don Jackson President and Chief Executive Officer (h)	2009T 2009	375,000 975,000	-0- 3,000,000	1,789,680 -0-	-0- 3,674,713	-0- -0-	1,414 5,484	2,166,094 7,655,197

Richard A. Cogdill Chief Financial Officer, Secretary and Treasurer (i)	2009T	200,000	-0-	-0-	-0-	5,026	5,170,976	5,376,002
	2009	800,000	-0-	-0-	893,181	12,818	5,053	1,711,052
	2008 2007	797,491 669,125	-0- 184,362	-0- -0-	-0- 228,753	(156,358 100,130)	35,763 18,687	676,896 1,201,057

Lonnie Ken Pilgrim Senior Vice President, Transportation ( j)	2009T	62,500	-0-	-0-	-0-	(11)	3,906,792	3,969,281
	2009	341,346	-0-	-0-	209,339	(3)	3,014	553,696
	2008 2007	496,326 308,827	-0- 85,090	-0- -0-	-0- 105,578	278 473	47,473 88,919	544,077 588,887

William K. Snyder Chief Restructuring Officer (k)	2009T 2009	55,385 832,418	-0- -0-	-0- -0-	-0- -0-	-0- -0-	526,610 5,024,180	581,995 5,856,598

J. Clinton Rivers Former President and Chief Executive Officer (l)	2009T	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2009	296,154	-0-	-0-	-0-	18,478	479,998	794,630
	2008 2007	907,491 669,125	-0- 184,362	-0- -0-	-0- 228,753	(135,857 78,569)	26,505 4,842	798,139 1,165,651

Robert A. Wright Former Chief Operating Officer(m)	2009T	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2009	177,692	-0-	-0-	-0-	(2,294)	294,842	470,240
	2008	547,776	-0-	-0-	-0-	(342,967)	25,050	229,859

(a)	The amounts disclosed in the “Salary” column include amounts deferred under the Deferred Compensation Plan as disclosed in the Nonqualified Deferred Compensation Table.
(b)	Bonuses paid to Don Jackson with respect to his 2009 Fiscal Year performance included a sign on bonus of $3,000,000 under the Employment Agreement. No bonuses were paid during the Transition Period.
(c)	Reflects (i) the amounts earned under the FY2009 Performance Bonus Plan for 2009 performance and paid in connection with the Company’s emergence from bankruptcy in December 2009 and (ii) a restructuring bonus of $2,000,000 under the Employment Agreement paid in connection with the Company’s emergence from bankruptcy in December 2009. During the Transition Period there were no compensation amounts classified under the Non-Equity Incentive Plan.
(d)	For the 2009 Fiscal Year, the “All Other Compensation” column includes the following items of compensation:

i.	Personal use of corporate aircraft by the named individual: Lonnie “Bo” Pilgrim, $5,189. During 2008 and early 2009, we owned and operated airplanes to facilitate business travel of certain of our employees in as safe a manner as possible with the best use of their time. Certain of the named executive officers use the corporate aircraft for business travel and on a limited basis for personal travel. The value of personal aircraft usage reported above is based on the direct operating cost to us. The methodology calculates our incremental cost based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs. Since the corporate aircraft is used primarily for business travel, the methodology excludes fixed costs, which do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an employee’s spouse or other family member may accompany the employee on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

ii.	Personal use of corporate automobile by the named individuals: Lonnie “Bo” Pilgrim, $24,951 and Don Jackson, $297.

iii.	Our contributions to the named individuals under our Employee Stock Investment Plan in the following amounts: Lonnie “Bo” Pilgrim, $0; Lonnie Ken Pilgrim, $0; J. Clinton Rivers, $1,923; Richard A. Cogdill, $1,537; and Robert A. Wright, $1,154.

iv.	Our contributions to the named individuals under our 401(k) Salary Deferral Plan in the following amounts: Lonnie “Bo” Pilgrim, $0; Don Jackson, $0; Richard A. Cogdill, $1,764; Lonnie Ken Pilgrim, $1,558; J. Clinton Rivers, $0; and Robert A. Wright, $0.

v.	Section 79 income to the named individuals due to group term life insurance in the following amounts: Lonnie “Bo” Pilgrim, ($2,569); Don Jackson, $3,118; Richard A. Cogdill, $1,152; Lonnie Ken Pilgrim, $1,224; J. Clinton Rivers, $688; and Robert A. Wright, $301.

vi.	The Company reimburses employees for a portion of their long-term disability premium cost. The named individuals’ reimbursements for a portion their long-term disability premium cost in the following amounts: Lonnie “Bo” Pilgrim, $599; Don Jackson, $386; Richard A. Cogdill, $599; Lonnie Ken Pilgrim, $232; J. Clinton Rivers, $145; and Robert A. Wright, $145.

vii.	In addition to Lonnie Ken Pilgrim, certain other members of the family of Lonnie “Bo” Pilgrim were employed by us in 2009, including his son, Pat Pilgrim, and his daughter, Greta Pilgrim-Owens, who received total compensation for 2009 of $4,212 and $12,116, respectively. Pat Pilgrim’s and Greta Pilgrim-Owens’ employment with the Company terminated on September 28, 2008.

viii.	The Company paid severance payments of $143,242 to each of J. Clinton Rivers and Robert A. Wright. The Company also entered into consulting agreements with J. Clinton Rivers and Robert A. Wright, who received total compensation of $334,000 and $150,000 respectively under the agreements.

ix.	The amount reported for Mr. Snyder represents fees of $5,024,180 paid to CRG. See note (k) below.

x.	Dr. Jackson received $1,683 in relocation expenses.

(e)	For the Transition Period, the “All Other Compensation” column includes the following items of compensation:

i.	Personal use of corporate automobile by the named individuals: Lonnie “Bo” Pilgrim, $6,661 and Don Jackson, $62.

ii.	Our contributions to Lonnie Ken Pilgrim of $206 under our 401(k) Salary Deferral Plan.

iii.	Section 79 income to the named individuals due to group term life insurance in the following amounts: Lonnie “Bo” Pilgrim, $114; Don Jackson, $1,203; Richard A. Cogdill, $284; Lonnie Ken Pilgrim, $305.

iv.	The Company reimburses employees for a portion of their long-term disability premium cost. The named individuals’ reimbursements for a portion of their long-term disability premium cost were as follows: Lonnie “Bo” Pilgrim, $149; Don Jackson, $149; Richard A. Cogdill, ($408); Lonnie Ken Pilgrim, $149.

v.	The amount reported for Mr. Snyder represents fees of $526,610 paid to CRG. See note (k) below.

vi.	The Company paid severance, severance gross-up for taxes, pro-rata bonus and health benefits to the following employees on December 28, 2009:

a.	Lonnie “Ken” Pilgrim received $3,127,397 in severance, $758,770 in gross-up for taxes, and $19,965 for health benefits.

b.	Rick A. Cogdill received $4,203,836 in severance, $947,299 in gross-up for taxes, and $19,965 for health benefits.

(f)	Dr. Jackson received 3,085,656 shares of restricted stock as detailed in his Employment Agreement. The value of the stock award at date of grant was $1,789,680.
(g)	Mr. Pilgrim ceased serving as Senior Chairman effective immediately following our emergence from bankruptcy, but remained as a Director of the Company.
(h)	Don Jackson was appointed as President and Chief Executive Officer of the Company on December 16, 2008. The Bankruptcy Court approved the Employment Agreement and Dr. Jackson began serving as President and Chief Executive Officer on January 27, 2009.
(i)	Mr. Cogdill’s employment with the Company terminated on December 28, 2009.
(j)	Lonnie Ken Pilgrim has served as Senior Vice President, Transportation since February 2009. He also served as Chairman of the Board from July 2007 to January 2009 and as interim President from December 2008 to January 2009. Mr. Pilgrim’s employment with the Company terminated on December 28, 2009.

(k)	Mr. Snyder, a Managing Partner of CRG, was appointed as the Chief Restructuring Officer of the Company on November 7, 2008. The Company compensated CRG for Mr. Snyder’s services at a rate of $550 per hour. CRG’s engagement with the Company and Mr. Snyder’s services as Chief Restructuring Officer were terminated upon the Company’s emergence from the Chapter 11 bankruptcy proceedings.
(l)	Mr. Rivers was appointed President, Chief Executive Officer and Director on March 4, 2008. Mr. Rivers resigned as an officer and director of the Company on December 16, 2008.
(m)	Mr. Wright was appointed Chief Operating Officer on March 26, 2008. Mr. Wright resigned as an officer of the Company on December 16, 2008.

2009 FISCAL YEAR AND TRANSITION PERIOD GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date		Approval Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Full Grant Date Fair Value ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)

Lonnie Ken Pilgrim						209,339

Don Jackson	1/27/09	(d)	12/16/08	(c)		3,674,713			3,085,656		1,789,680	(e)

Richard A. Cogdill						893,181

(a)	Reflects (i) the amounts earned under the FY2009 Performance Bonus Plan for 2009 performance and paid in connection with the Company’s emergence from bankruptcy in December 2009 and (ii) a $2,000,000 restructuring bonus.
(b)	On January 27, 2009, under the terms of the Employment Agreement, Dr. Jackson was granted a restricted stock award of 3,085,656 of the shares of the Company’s restricted stock which vested based on the satisfaction of certain conditions and performance targets. For information concerning the terms of vesting, see “Jackson Employment Agreement” below.
(c)	On December 16, 2008, the Board of Directors and the Compensation Committee approved the grant of shares under the Employment Agreement, subject to the approval by the Bankruptcy Court.
(d)	On January 27, 2009, the Bankruptcy Court approved the Employment Agreement and the grant of shares of restricted stock.
(e)	No amount was recognized for financial statement reporting purposes with respect to 2009 Fiscal Year in accordance with FASB ASC Topic 718.

Jackson Employment Agreement

In December 2008, the Board approved the appointment of Dr. Jackson, as our Chief Executive Officer and President. On January 27, 2009, the Bankruptcy Court approved, and we entered into the Employment Agreement with Dr. Jackson. The Employment Agreement will expire on January 27, 2012, unless otherwise terminated pursuant to the terms of same.

Base Salary and Incentive Compensation

Under the Employment Agreement, Dr. Jackson has an annual base salary of not less than $1,500,000. Dr. Jackson also received a bonus of $3,000,000 (“Sign on Bonus”), which is subject to repayment on a pro-rata basis over a three year period in the event his employment is terminated under specified circumstances.

Additionally, Dr. Jackson earned $2,000,000 as a reorganization bonus, which was determined based upon the Company achieving certain performance targets. Under the terms of the Employment Agreement, the restructuring bonus is payable as follows:

•

$2,000,000 is earned upon occurrence of the following conditions (i) confirmation of the Plan of Reorganization (as defined in the Employment Agreement), (ii) EBITDAR is at least $300 million for the third and fourth fiscal quarters of the 2009 Fiscal Year, and (iii) the annualized operational improvements of the Company and its subsidiaries are at least $100 million for the Company’s 2009 Fiscal Year compared to the Company’s fiscal year ended 2008; and

•

if the above conditions are not satisfied, then $1,000,000 is earned, upon the occurrence of the following conditions (i) confirmation of the Plan of Reorganization, (ii) EBITDAR is at least $200 million for the third and fourth fiscal quarters of the Company’s 2009 Fiscal Year, and (iii) the annualized operational improvements of the Company and its subsidiaries are at least $50 million for the 2009 Fiscal Year compared to the Company’s fiscal year ended 2008.

No reorganization bonus is payable under the Employment Agreement if the EBITDAR is less than $200 million for the third and fourth fiscal quarters of the Company’s 2009 Fiscal Year, or if the annualized operational improvements of the Company and its subsidiaries are less than $50 million. Dr. Jackson earned $2,000,000 of the restructuring bonus with respect to the 2009 Fiscal Year, which is disclosed in the Summary Compensation Table and in the 2009 Fiscal Year Grants of Plan-Based Awards table above.

Under the Employment Agreement, Dr. Jackson is also eligible to participate in all incentive plans, practices, policies and programs applicable generally to other executive personnel of the Company. Accordingly, Dr. Jackson was entitled to participate in the FY2009 Performance Bonus Plan and the Severance Plan, as described below.

Restricted Stock Grant

On January 27, 2009, under the terms of the Employment Agreement, Dr. Jackson was granted a restricted stock award of 3,085,656 shares of the Company’s common stock (the “Shares”), vesting when certain conditions and performance targets are met. Under the terms of the Employment Agreement, one-half of the Shares vests upon the occurrence of the following conditions: (1) confirmation of the Plan of Reorganization and, (2) the EBITDAR is at least an aggregate of $300 million for the third and fourth fiscal quarters of 2009 Fiscal Year. The remaining one-half of the Shares vests if the EBITDAR for the last 12 months ending on the last day of the fiscal month immediately preceding substantial consummation of the Company’s plan of reorganization is at least an aggregate of $500 million. In connection with the confirmation of the Plan of Reorganization, the emergence of the Company from Chapter 11 bankruptcy proceedings and the satisfaction of the performance targets, the Shares vested in December 2009. The grant of Shares is disclosed in the Summary Compensation table, the 2009 Fiscal Year and Transition Period Grants of Plan-Based Awards table above and the 2009 Fiscal Year and Transition Period Options Exercises and Stock Vested table below.

Perquisites and Other Personal Benefits

Under the Employment Agreement, Dr. Jackson is entitled to participate in the Company’s savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Dr. Jackson is also eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company’s executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.

Termination

If the Employment Agreement is terminated for “cause” by the Company during the term of the Employment Agreement, (1) Dr. Jackson will be paid or receive all accrued but unpaid compensation and benefits, (2) any remaining unforgiven amount of the Sign on Bonus will be immediately forgiven, and (3) the unvested Shares would be forfeited.

If Dr. Jackson terminates the Employment Agreement without “good reason” during the term of the Employment Agreement:

•	Dr. Jackson will be paid or receive all accrued but unpaid compensation and benefits,

•	Dr. Jackson will be required to repay the Company any remaining unforgiven amount of the Sign on Bonus, and

•	the unvested Shares would be forfeited.

If the Employment Agreement is terminated for death or “disability” or other than for “cause” by the Company or with “good reason” by Dr. Jackson during the term of the Employment Agreement, Dr. Jackson will receive all accrued but unpaid compensation and benefits, and any remaining unforgiven amount of the Sign on Bonus will be immediately forgiven. See the discussion below under “Potential Payments upon Termination or Change in Control,” for additional information regarding compensation and benefits that Dr. Jackson is entitled to receive upon termination of his employment.

Separation and Consulting Agreements

On December 16, 2008, our Board accepted the resignations of J. Clinton Rivers, the Company’s former Chief Executive Officer and President, and Robert A. Wright, the Company’s former Chief Operating Officer. In connection with the resignations, the Company entered into a separation agreement and consulting agreement with Mr. Wright on December 22, 2008, and a separation agreement and consulting agreement with Mr. Rivers on December 24, 2008. Under the terms of the separation agreements, each of them resigned as an officer, director, employee and any other capacity of the Company and its subsidiaries and agreed to terminate their change in control agreements with the Company. The Company agreed to pay a severance payment of $143,242 to each of Mr. Rivers and Mr. Wright. Pursuant to the terms of the consulting agreements, each agreed to provide consulting services to the Company on an as-requested basis for a fee of (a) $83,500 per month, for a term of four months, in the case of Mr. Rivers, and (b) $50,000 per month, for a term of three months, in the case of Mr. Wright. The consulting agreements also included non-competition covenants for the duration of the agreements. The amounts paid under the separation agreements were limited by provisions of the Bankruptcy Code. The separation agreements were approved by the Bankruptcy Court in January 2009 and the consulting agreements were approved by the Bankruptcy Court in March 2009. The amounts paid to Messrs. Rivers and Wright under the separation and consulting agreements are disclosed in the Summary Compensation Table above.

Performance Bonus Plan

Following meetings in May and August 2009, our Board approved, subject to Bankruptcy Court approval, the FY2009 Performance Bonus Plan. On September 29, 2009, the Bankruptcy Court entered an order approving the FY2009 Performance Bonus Plan. The awards to be paid under the FY2009 Performance Bonus Plan are linked to our EBITDAR (as defined in the FY2009 Performance Bonus Plan) in the third and fourth quarters of 2009 Fiscal Year and the successful emergence from bankruptcy. The Compensation Committee approved the EBITDAR threshold performance level of at least $225 million in EBITDAR below which no awards are earned. In addition, to remain eligible for an award under the FY2009 Performance Bonus Plan, a participant must have been employed by the Company through its emergence from bankruptcy.

Each participant that was eligible for an award under the FY2009 Performance Bonus Plan received a cash bonus equal to such participant’s pro rata share of a pool equal to the sum of (1) $2.6 million, plus (2) 4% of any portion of the Company’s EBITDAR for the third and fourth fiscal quarters that exceeds $225 million. Each participant’s pro rata share of the total pool available to all participant’s under the FY2009 Performance Bonus Plan will be based on the factor of such individual’s target bonus percentage, as set by our Board, multiplied by the amount of such participant’s annualized base salary accrued with respect to FY2009 (the “Bonus Factor”). Notwithstanding the foregoing, the FY2009 Performance Bonus Plan provides that if our EBITDAR for the third and fourth quarters of 2009 meets or exceeds $325 million, each award pursuant to the plan will be equal to an amount that is at least 100% of the applicable participant’s Bonus Factor. The awards earned in 2009 Fiscal Year under the FY2009 Performance Bonus Plan and payable to our named executive officers are disclosed in the Summary Compensation Table and in the 2009 Fiscal Year Grants of Plan-Based Awards table above. For further information regarding the FY2009 Performance Plan, see “Compensation Discussion and Analysis” above.

401(k) Salary Deferral Plan and Employee Stock Investment Plan

Our executive officers receive no special employee benefits. During our Chapter 11 bankruptcy proceedings, our executive officers were able to participate on the same basis as other employees in the provisions of the Company’s 401(k) salary deferral plan. Contributions to the Company’s 401(k) salary deferral plan are made up of a 30% matching contribution on the first 6% of pay and an additional matching contribution on up to 6% of an executive’s compensation, subject to an overall contribution limit for all employees 401(k) and other profit sharing plans of 5% of domestic income before taxes. In November 2008, the Company notified its employees that any matching contributions to the Company’s 401(k) salary deferral plan that he or she had previously elected to be invested in Company’s common stock would be automatically invested in the plan’s default investment option unless the employee elected a different investment. All full-time employees in the U.S. are eligible to participate in the 401(k) salary deferral plan. We do not have any other pension plan for our executive officers.

The Company has also historically maintained an Employee Stock Investment Plan pursuant to which we contributed an amount equal to 33 1/3% of an officer’s payroll deduction for purchases of our common stock under the plan. In November 2008, matching contributions that employees had previously elected to be invested in Company common stock were permanently suspended. In December 2009, we terminated the Employee Stock Investment Plan.

Contributions to named executive officers made in 2009 Fiscal Year under our 401(k) salary deferral plan and under the Employee Stock Investment Plan are reported in the Summary Compensation Table above.

2009 FISCAL YEAR AND TRANSITION PERIOD NONQUALIFIED DEFERRED

COMPENSATION TABLE

During our Chapter 11 proceedings, we also maintained and continue to maintain the Deferred Compensation Plan to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which include all of our named executive officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus payments as part of their personal retirement or financial planning. Executive officers who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) salary deferral plan. The following table sets forth information regarding the activity in each named executive officer’s Deferred Compensation Plan account for the 2009 Fiscal Year and Transition Period:

Name	Executive Contributions in Transition Period(a) ($)	Executive Contributions in Last Fiscal Year(a) ($)	Registrant Contributions in Transition Period ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Transition Period(b) ($)	Aggregate Earnings in Last Fiscal Year(b) ($)	Aggregate Withdrawals/ Distributions in Transition Period ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year(c) ($)	Aggregate Balance at end of Transition Period ($)
Lonnie “Bo” Pilgrim	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Don Jackson	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Richard A. Cogdill	-0-	39,690	-0-	-0-	5,025	12,818	-0-	(389,561)	252,249
Lonnie “Ken” Pilgrim	-0-	-0-	-0-	-0-	(11)	(3)	-0-	-0-	11,142
William K. Snyder	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
J. Clinton Rivers	-0-	58,265	-0-	-0-	12,558	18,478	-0-	(96,947)	585,343
Robert A. Wright	-0-	-0-	-0-	-0-	26,302	(2,294)	-0-	(2,029)	791,580

(a)	The amounts disclosed in this column are included in the amounts reported in the “Salary” column for each of the named executive officers in the Summary Compensation Table.
(b)	The amounts disclosed in this column represent earnings on invested funds in each individual Deferred Compensation Plan account.
(c)	Upon emergence from bankruptcy, deferred compensation distributions were made on December 29, 2009 to the following individuals and in the following amounts: Richard A. Cogdill, $252,249; J. Clinton Rivers, $506,384; and Robert A. Wright, $88,422.

2009 FISCAL YEAR AND TRANSITION PERIOD OPTIONS EXERCISES AND STOCK

VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Don Jackson (a)	3,085,656	23,990,975

(a)	On January 27, 2009, under the terms of the Employment Agreement, Dr. Jackson was granted a restricted stock award of 3,085,656 shares of the Company’s common stock. In connection with the confirmation of the Plan of Reorganization, the emergence of the Company from Chapter 11 bankruptcy proceedings and the satisfaction of the performance targets, the restricted stock award vested in December 2009. See the 2009 Fiscal Year and Transition Period Grants of Plan-Based Awards table above.

2009 FISCAL YEAR AND TRANSITION PERIOD POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

The information below describes certain compensation that would be paid to our named executive officers in the event of a termination of their employment with the Company and/or change in control of the Company. The amounts shown in the table below assume that such a termination of employment and/or change in control occurred on December 27, 2009.

Executive Officer / Element of Compensation	Termination for Cause ($)	Termination without Good Reason ($)		Termination due to Death or Disability ($)	Termination Other than for Cause, Death or Disability; or by Executive for Good Reason ($)	Termination Other than for Cause, Death or Disability; within 24 Months Following a Change of Control ($)
Don Jackson(a)
Severance Payment	-0-	-0-		490,385	490,385	9,000,000
Accrued vacation amount	115,385	115,385		115,385	115,385	115,385
Health benefits	-0-	-0-		-0-	-0-	19,446
Tax gross-up	-0-	-0-		-0-	-0-	-0-
Pro rata bonus	-0-	-0-		-0-	-0-	1,500,000
Total Mr. Jackson	115,385	(1,967,948	)(a)	605,769	605,769	10,634,831

(a)	Under the Employment Agreement, Dr. Jackson received a Sign on Bonus of $3,000,000, which is subject to repayment on a pro-rata basis over a three year period in the event he terminates his employment without good reason. If Dr. Jackson terminated his employment without good reason on December 27, 2009, he would have been obligated to repay to the Company $2,083,333 of the Sign on Bonus (for 25 of 36 months not worked).

Change in Control Agreements

In October 2008, we entered into change in control agreements with Lonnie “Ken” Pilgrim and Richard A. Cogdill, and in September 2009 we entered into a change in control agreement with Don Jackson (collectively, the “Change in Control Agreements”). Lonnie “Bo” Pilgrim was not party to a Change of Control Agreement.

Upon our emergence from the Chapter 11 bankruptcy proceedings effective on December 28, 2009, Richard A. Cogdill was terminated as the Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer of the Company, and Lonnie Ken Pilgrim was terminated as the Senior Vice President, Transportation of the Company. Upon termination we paid Richard A. Cogdill a total of $5,171,100 and Lonnie “Ken” Pilgrim a total of $3,906,132 in change in control payments. For information concerning the payments made under their Change of Control Agreement, see “Executive Compensation – Summary Compensation Table.” In October 2008, we also entered into a change in control agreement with Gary D. Tucker, who was appointed as the Company’s Principal Financial Officer on December 28, 2009. On June 1, 2010, Mr. Tucker entered into a letter agreement with the Company relating to his employment. In connection with the letter agreement, Mr. Tucker’s change in control agreement was terminated. For further information concerning the letter agreement, see “Tucker Letter Agreement” above.

The Company believes that the Change in Control Agreements were critical to our ability to attract and retain highly qualified employees who provide essential services for our successful emergence from bankruptcy and continued long-term profitability and growth. Such agreements reduce personal uncertainty that arises from the possibility of a future business combination or restructuring. Moreover, the Change in Control Agreements were designed to offset the uncertainty of executives regarding their own futures if a change in control or termination actually occurs. In addition, we believe that the Change in Control Agreements increase stockholder value by encouraging the executives to consider change in control transactions that are in the best interest of the Company and its stockholders, even if the transaction may ultimately result in their termination of employment.

The Change in Control Agreements had an initial term of three years. The Change in Control Agreements had two triggers: (1) a change in control (the “Change in Control”) and (2) separation from the Company. The change of ownership of the Company pursuant to the Plan qualifies as the first trigger for the first two years following confirmation of the Plan of Reorganization.

Generally, the Change in Control Agreements provide that, except in the case of Dr. Jackson, any stock options and other equity awards held by the executives will become fully vested and exercisable upon a Change in Control (however, no such awards will be outstanding as of the Change in Control) and that, if the Company terminates an executive’s employment for reasons other than “cause” or if the executive resigns for “good reason” (as these terms are defined in the Change in Control Agreements) within a specified time period following a Change in Control, then the executive will be entitled to certain severance benefits. The employment period is 24 months in the case of Mr. Pilgrim and Dr. Jackson and 18 months in the case of Mr. Cogdill. Upon the termination of an executive’s employment during the employment period, the Change in Control Agreements provide:

•

For a lump sum severance payment that includes the executive’s target annual bonus for the fiscal year in which the termination occurs, prorated through the date of termination, and an amount based on the sum of the executive’s annual base salary and target annual bonus, multiplied by 3.0 in the case of Mr. Pilgrim and Dr. Jackson and by 2.5 in the case of Mr. Cogdill.

•	That the executives may be entitled to receive a tax gross-up payment to compensate them for specified excise taxes, if any, imposed on the severance payment.

•	Up to 18 months of the Company-paid COBRA premiums.

•	In the case of Dr. Jackson, any stock options and other equity awards held by him will become fully vested and exercisable.

In addition, the Change in Control Agreements provide that, for a period of 24 months in the case of Mr. Pilgrim and Dr. Jackson and 18 months in the case of Mr. Cogdill, from the date of any termination of the executive’s employment that results in a severance payment under the executive’s Change in Control Agreement, the executive will not (a) divulge confidential information regarding the Company, (b) solicit or induce employees of the Company to terminate their employment with the Company, or (c) seek or obtain any employment or consulting relationship with any specified competitor of the Company. See discussion below under “Potential Payments Upon Termination or Change In Control,” for additional information regarding compensation and benefits that Lonnie “Ken” Pilgrim, Mr. Cogdill and Dr. Jackson are entitled to receive upon the Change in Control.

Severance Plan

Prior to our emergence from the Chapter 11 bankruptcy proceedings, we maintained the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”), pursuant to which we provided severance payments to eligible employees, including our named executive officers, if their employment was terminated “without cause.” Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a named executive officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled up to two additional weeks of severance in lieu of notice. Additional benefits that are available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company sponsored training and job fairs.

Mr. Cogdill’s employment with the Company terminated on December 28, 2009. In connection with his termination Mr. Cogdill received $4,203,836 in severance, $947,299 in gross-up for taxes, and $19,965 for health benefits. For further information, see the Summary Compensation Table.

Lonnie Ken Pilgrim’s employment with the Company terminated on December 28, 2009. In connection with his termination Mr. Pilgrim received $3,127,397 in severance, $758,770 in gross-up for taxes, and $19,965 for health benefits. For further information, see the Summary Compensation Table.

Lonnie “Bo” Pilgrim ceased serving as Senior Chairman effective immediately following our emergence from bankruptcy. He remains as a Director of the Company. Mr. Pilgrim did not receive any severance payments under the Severance Plan as a result of his termination of service as Senior Chairman. For further information, see the Summary Compensation Table.

Jackson Employment Agreement

If the Employment Agreement is terminated for “cause” by the Company during the term of the Employment Agreement, (1) Dr. Jackson will be paid or receive all accrued but unpaid compensation and benefits, (2) any remaining unforgiven amount of the Sign on Bonus will be immediately forgiven, and (3) the unvested Shares would be forfeited.

If Dr. Jackson terminates the Employment Agreement without “good reason” during the term of the Employment Agreement:

•	Dr. Jackson will be paid or receive all accrued but unpaid compensation and benefits,

•	Dr. Jackson will be required to repay the Company any remaining unforgiven amount of the Sign on Bonus, and

•	the unvested Shares would be forfeited.

If the Employment Agreement is terminated for death or “disability” or other than for “cause” by the Company or with “good reason” by Dr. Jackson during the term of the Employment Agreement, Dr. Jackson will receive all accrued but unpaid compensation and benefits, and any remaining unforgiven amount of the Sign on Bonus will be immediately forgiven. For additional information concerning the terms of these agreements, see “Summary Compensation Table — Jackson Employment Agreement.”

Separation and Consulting Agreements

On December 16, 2008, our board of directors accepted the resignations of J. Clinton Rivers, the Company’s former Chief Executive Officer and President, and Robert A. Wright, the Company’s former Chief Operating Officer. In connection with the resignations, the Company entered into a separation agreement and consulting agreement with Mr. Wright on December 22, 2008, and a separation agreement and consulting agreement with Mr. Rivers on December 24, 2008. For additional information concerning the terms of these agreements, see “Summary Compensation Table — Separation and Consulting Agreements.”

2009 FISCAL YEAR AND TRANSITION PERIOD DIRECTOR COMPENSATION TABLE

Director	Year	Fees Earned or Paid in Cash	Non-equity Incentive Plan Compensation	All Other Compensation(a)	Total

Charles L. Black	2009T	$13,000	$-0-	$-0-	$13,000
	2009	128,000	-0-	-0-	128,000

Linda Chavez	2009T	19,000	-0-	-0-	19,000
	2009	206,000	-0-	-0-	206,000

S. Key Coker	2009T	13,000	-0-	-0-	13,000
	2009	176,000	-0-	-0-	176,000

Keith W. Hughes	2009T	19,000	-0-	-0-	19,000
	2009	226,000	-0-	-0-	226,000

Blake D. Lovette	2009T	13,000	-0-	45,770	58,770
	2009	150,000	-0-	170,046	320,046

Vance C. Miller, Sr.	2009T	19,000	-0-	-0-	19,000
	2009	204,000	-0-	-0-	204,000

James G. Vetter, Jr.	2009T	13,000	-0-	-0-	13,000
	2009	132,000	-0-	-0-	132,000

Donald L. Wass, Ph.D.	2009T	13,000	-0-	-0-	13,000
	2009	132,000	-0-	-0-	132,000

(a)	These amounts represent compensation paid by the Company to Blake Lovette’s son-in-law, Ted Lankford, Complex Manager at Marshville, North Carolina, who was paid total compensation of $170,046 during the 2009 Fiscal Year and $45,770 during the Transition Period.

In the 2009 Fiscal Year and Transition Period we paid our non-employee Directors $9,000 per meeting they attend in person, plus expenses, and $4,000 and $2,000 per telephonic meeting that they participate in that lasts at least 45 minutes or less than 45 minutes, respectively. Additionally, we paid the members of the Audit Committee $6,000 for each Audit Committee meeting they attend in person, plus expenses, and $4,000 and $2,000 per telephonic Audit Committee meeting that they participate in that lasts at least 45 minutes or less than 45 minutes, respectively.

On December 28, 2009, upon the Company’s emergence from Chapter 11 bankruptcy proceedings, the Board approved a new compensation program for Directors (the “Program”). Under the Program, directors who are employed by the Company following its emergence from bankruptcy or any of its subsidiaries will not receive any additional compensation for their services as directors. The Program provides that each non-employee Director will receive an annual retainer of $140,000, paid quarterly in arrears, composed of $70,000 in cash with the remainder consisting of a combination of cash and equity awards to be determined by the Board. In addition, non-employee directors will each receive $1,500 per Board meeting they attend in person, plus expenses. The Chairmen of the Audit Committee and Compensation Committee will each receive $15,000 supplemental annual compensation, and other members of those committees will each receive an additional $10,000 per year. The Chairmen of other Board committees will each receive $10,000 supplemental annual compensation, with other members of such committees each receiving an additional $5,000 per year. Committee Chairmen and other committee members will each also receive $1,500 and $1,000, respectively, per committee meeting they attend in person, plus expenses.

Compensation Risks

The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.

The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, following the Company’s emergence from Chapter 11 bankruptcy proceedings the Company’s compensation programs were designed to provide the following elements:

•	elements that reward short-term and long-term performance,

•	for our executive officers, incentive compensation that rewards performance based on individual and/or Company performance; and

•	compensation with fixed and variable components.

As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.

The Company also believes that its compensation program for the Chief Executive Officer does not encourage excessive risk taking because the above compensation elements coupled with his equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of Dr. Jackson’s total compensation is performance-based and tied to the profitability of the Company. Specifically, Dr. Jackson is eligible to receive an annual cash bonus payable in accordance with the STIP, based on the Company’s earnings. Additionally, Dr. Jackson currently owns a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that Dr. Jackson’s significant beneficial ownership encourages long-term focus on sustainable performance, which aligns his interests with those of our stockholders.

Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Related Party Transactions Policy

During 2009 Fiscal Year and the Transition Period, in accordance with its Charter, our prior Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, we adopted a restated certificate of incorporation upon our emergence from Chapter 11 bankruptcy proceedings on December 28, 2009, which provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related-party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions our certificate of incorporation governing related-party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction.

See “Certain Transactions” for the description of the related party transactions in effect since the beginning of our 2009 Fiscal Year.

Compensation Committee Interlocks and Insider Participation

During 2009 Fiscal Year and the Transition Period, the members of the Compensation Committee were Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim, Vance C. Miller, Sr., James G. Vetter, Jr. and Blake D. Lovette.

During 2009 Fiscal Year and the Transition Period, the Company was a party to certain transactions with Lonnie “Bo” Pilgrim and his children. These transactions, along with all other transactions between the Company and affiliated persons, required the prior approval of the prior and current Audit Committee of the Board of Directors, and the committee has approved each of these transactions.

See “Certain Transactions” for the description of the related party transactions in effect since the beginning of our 2009 Fiscal Year.

During 2009 Fiscal Year and the Transition Period, we employed Blake Lovette’s son-in-law, Ted Lankford, as Complex Manager for our Marshville, NC live operations and processing complex. Mr. Lankford was paid total compensation of $170,046 in 2009 Fiscal Year and $45,770 during the Transition Period.

On January 19, 2010, we entered into an agreement with JBS USA in order to allocate costs associated with JBS USA’s procurement of SAP licenses and maintenance services for its combined companies. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement. As of October 24, 2010, we have paid JBS USA $6,588,000 for such services.

On May 5, 2010, we also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which have historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement expires on May 5, 2015. As of October 24, 2010, JBS USA had incurred approximately $14,119,809 in expenditures paid on our behalf. As of October 24, 2010, we had incurred approximately $296,578 in expenditures paid on behalf of JBS USA.

We routinely enter transactions to purchase products from JBS USA and to sell our products to them. Subsequent to the Transition Period and through October 24, 2010, such purchases from JBS USA totaled $33,895,216 and sales to them totaled $2,933,240.

Certain Transactions

Since the beginning of the 2009 Fiscal Year, we have been a party to certain transactions with our current and former Directors and executive officers. These transactions, along with all other transactions between us and affiliated persons, received the approval of the prior Audit Committee and our current Audit Committee, as applicable. Company management analyzed the terms of all contracts entered into with related parties and believed that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.

In connection with the bankruptcy court order approving and confirming our joint plan of reorganization, the Company and Lonnie “Bo” Pilgrim entered into the Consulting Agreement, which became effective on December 28, 2009, the effective date of the Plan of Reorganization. The terms of the Consulting Agreement include, among other things, the following:

•	Mr. Pilgrim will provide services to the Company that are comparable in the aggregate with the services provided by him to the Company prior to the effective date;

•	Mr. Pilgrim will be appointed to the Board of Directors of the Company and during the term of the Consulting Agreement will be nominated for subsequent terms on the Board;

•	Mr. Pilgrim will be compensated for services rendered to the Company at a rate of $1.5 million a year for a term of 5 years;

•	Mr. Pilgrim will be subject to customary non-solicitation and non-competition provision; and

•

Mr. Pilgrim and his spouse will be provided with medical benefits (or will be compensated for medical coverage) that are comparable in the aggregate to the medical benefits afforded to employees of the Company.

We have entered into chicken grower contracts involving farms owned by certain of our officers, providing the placement of Pilgrim’s Pride-owned flocks on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts we enter into with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amount paid by us to Lonnie “Bo” Pilgrim under these grower contracts during 2009 Fiscal Year was $1,307,304 and during the Transition Period was $185,311. Subsequent to the Transition Period and through October 24, 2010, the amount paid under the grower contracts was $927,444.

During 2009 Fiscal Year and the Transition Period, we processed the payroll for certain employees of Lonnie “Bo” Pilgrim and Pilgrim Poultry G.P. (“PPGP”) as well as performed certain administrative bookkeeping services for Mr. Pilgrim’s personal businesses. Lonnie “Bo” Pilgrim is the sole proprietor of PPGP. PPGP paid the Company $685,894 during fiscal 2009 and $85,081 during the Transition Period for general supplies and the services described above. Subsequent to the Transition Period and through October 24, 2010, the amount paid by PPGP was $12,717.

PPGP also rented facilities to us for the production of eggs. On December 29, 2000, we entered into an agreement with PPGP to rent its egg production facilities for a monthly amount of $62,500. We paid rental on the facilities of $750,000 during fiscal 2009 and $187,500 during the Transition Period to PPGP. Subsequent to the Transition Period and through October 24, 2010, the amount paid for rental of these facilities was $125,000. On February 23, 2010, the Company purchased the commercial egg property from PPGP for $12,000,000.

During 2009 Fiscal Year and the Transition Period, the Company maintained depository accounts with a financial institution of which Lonnie “Bo” Pilgrim is a major stockholder. Fees paid to this bank in 2009 Fiscal Year and the Transition Period were insignificant as of September 26, 2009 and December 27, 2009, we had bank balances at this financial institution of $2,275,825 and $4,853,265, respectively.

On June 9, 2010, the Company sold two airplane hangars and undeveloped land to Lonnie A. “Bo” Pilgrim for $1.45 million. Since 1985, we also leased an airplane from Lonnie “Bo” Pilgrim under a lease agreement which provided for monthly lease payments of $33,000 plus operating expenses. This lease was terminated effective November 18, 2008. During fiscal 2009, we incurred lease expenses of $66,000 and operating expenses of $1,500 associated with the use of this airplane. We incurred no expenses associated with the use of this airplane during the Transition Period.

During 2009 Fiscal Year and the Transition Period, a portion of the Company’s debt obligations were guaranteed by Pilgrim Interests, Ltd., an entity related to Lonnie “Bo” Pilgrim. In consideration of such guarantees, the Company has paid Pilgrim Interests, Ltd. a quarterly fee equal to 0.25% of one-half of the average aggregate outstanding balance of such guaranteed debt. We paid $1,143,179 during fiscal 2009 and we made no payments during the Transition Period to Pilgrim Interests, Ltd. However, pursuant to the terms of our Post-Petition Credit Agreement among the Company, as borrower, certain of its subsidiaries, as guarantors, Bank of Montreal, as agent, and the lenders party thereto entered into upon commencement of our Chapter 11 proceedings on December 1, 2008, the Company was unable to make any loan guarantee fees throughout the remainder of 2009 without the consent of the lenders thereunder. At December 27, 2009, the Company had classified accrued loan guaranty fees totaling $8,927,764 as Liabilities subject to compromise. Following our emergence from bankruptcy, we paid Pilgrim Interests, Ltd. $8,927,764, which included the amounts owed at December 27, 2009 plus the amount owing through December 28, 2009, the date of our emergence from bankruptcy. Pilgrim Interests, Ltd. no longer guarantees any of the Company’s debt obligations.

During 2009 Fiscal Year and the Transition Period, certain members of the family of Lonnie “Bo” Pilgrim were employed by us, including: his son, Lonnie Ken Pilgrim, our former Senior Vice President, Transportation. Lonnie Ken Pilgrim was paid total compensation of $344,360 in fiscal 2009 and $4,501,234 during the Transition Period. Lonnie Ken Pilgrim also served as Chairman of the Board from January 2009 and as interim President from December 2008 to January 2009. Additionally, his son, Pat Pilgrim; and his daughter, Greta Pilgrim-Owens, were employed by the Company and received total compensation for fiscal 2009 of $4,212 and $12,116, respectively. Pat Pilgrim’s and Greta Pilgrim-Owens’ employment with the Company terminated on September 28, 2008.

From time to time, the Company has purchased grain from Pat Pilgrim, a son of Lonnie “Bo” Pilgrim, in transactions pre-approved by the Audit Committee. We paid him $396,170 for such purchases in 2009 Fiscal Year and made no purchases during the Transition Period. Subsequent to the Transition Period and through October 24, 2010, we paid Pat Pilgrim $338,060 for grain. Pat Pilgrim also provided hauling services to us in 2009 Fiscal Year and the Transition Period, for which he was paid $34,211 and $6,741, respectively. Subsequent to the Transition Period and through October 24, 2010, we paid Pat Pilgrim $9,600 for hauling services. He also paid the Company $26,278 on October 30, 2009, for land he leased from us during 2009 Fiscal Year. On November 30, 2005, the Audit Committee pre-approved our entering into three contracts with Pat Pilgrim, a general services agreement, a transportation agreement and a lease. On January 28, 2008, the Audit Committee approved the new ground lease agreement with Pat Pilgrim. In February 2008, we entered into the new ground lease agreement pursuant to which Pat Pilgrim rents 1,596 acres of land from the Company for annual lease payments totaling $26,278. The lease agreement, which was for a one year initial term, renews for an additional year at the end of each term, but the agreement can be terminated by either party without cause.

Independent Registered Public Accounting Firm Fee Information

Audit Fees

Fees for audit services totaled $2,084,739 in fiscal 2009, $170,000 during the Transition Period and $2,550,119 in fiscal 2008, including fees associated with the annual audit, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and assistance with registration statements and accounting consultations.

Audit-Related Fees

Fees for audit-related services totaled $0 in 2009 Fiscal Year, $0 during the Transition Period and $515,862 in fiscal 2008. Audit-related services principally include transaction assistance, Sarbanes-Oxley 404 assistance and employee benefit plan audits.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $383,894 in 2009 Fiscal Year, $8,184 during the Transition Period and $320,924 in fiscal 2008.

All Other Fees

Fees for all other services not included above totaled $0 in 2009 Fiscal Year, $0 during the Transition Period and $0 in 2008.

The Audit Committee has pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2009 Fiscal Year, the Transition Period and fiscal 2008.

Pre-Approval Policies and Procedures

In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the auditors to provide services must be submitted to our Principal Financial Officer or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The Principal Financial Officer or his designee and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.

Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2009 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the Principal Financial Officer or his designee. Each request or application must include:

•	a recommendation by the Principal Financial Officer (or designee) as to whether the Audit Committee should approve the request or application; and

•

a joint statement of the Principal Financial Officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s regulations and the requirements for auditor independence of the Public Company Accounting Oversight Board.

The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.

The Audit Committee delegated authority to the Chairman of the Audit Committee to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy;

•

increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the auditors to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting. The Audit Committee did not delegate to management any of the Audit Committee’s authority or responsibilities concerning the services of the independent registered public accounting firm.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Company’s management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (as amended or superseded).

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.	Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended September 26, 2009, that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee

Michael L. Cooper Charles Macaluso Wallim Cruz De Vasconcellos Junior

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010. This independent registered public accounting firm has been our auditor pursuant to annual appointment since 1969, except for 1982 and 1983. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010. Proxies will be so voted unless stockholders specify otherwise.

Financial Statements Available

Our annual report on Form 10-K for the fiscal year ended September 26, 2009, is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a stockholder, the Company will furnish, without charge, a copy of our annual report. If you would like a copy of the annual report, please contact Pilgrim’s Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations. In addition, financial reports and recent filings with the SEC, are available on the Internet at www.sec.gov. Company information is also available on the Internet at http://www.pilgrimspride.com. Information contained on the website is not part of this proxy statement.

SECURITY OWNERSHIP

The following table sets forth, as of November 10, 2010, certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors, including employee Directors; (iii) our named executive officers; and (iv) all of our current Directors and executive officers as a group. Shares are beneficially owned when the person holding the shares has voting or investment power over the shares or the right to acquire voting or investment power within 60 days. Voting power is the power to vote the shares. Investment power is the power to direct the sale or other disposition of the shares.

Name and Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power

JBS USA Holdings, Inc. (a)	144,140,425	67.27%	67.27%
1770 Promontory Circle, Greeley, Colorado 80634

Wesley Mendonça Batista(a)	144,140,425	67.27%	67.27%
1770 Promontory Circle, Greeley, Colorado 80634

Joesley Mendonça Batista(a)	144,140,425	67.27%	67.27%
1770 Promontory Circle, Greeley, Colorado 80634 Greeley, Colorado 80634

José Batista Júnior(a)	144,140,425	67.27%	67.27%
1770 Promontory Circle, Greeley, Colorado 80634 Greeley, Colorado 80634

Pilgrim Interests, Ltd.	14,632,272	6.83%	6.83%
110 South Texas St., Pittsburg, TX 75686

Lonnie “Bo” Pilgrim(b)	17,791,340	8.30%	8.30%
110 South Texas St., Pittsburg, TX 75686

Lonnie Ken Pilgrim(b)(c)	15,357,660	7.17%	7.17%
110 South Texas St., Pittsburg, TX 75686

Don Jackson(d)	2,780,319	1.30%	1.30%

Michael L. Cooper	37,100	*	*

Charles Macaluso	—	*	*

Marcus Vinicius Pratini de Moraes	—	*	*

Wallim Cruz De Vasconcellos Junior	—	*	*

Gary D. Tucker	8,170	*	*

All executive officers and Directors as a group(a)(b)	164,757,314	76.89%	76.89%

*	Less than 1%.
(a)	JBS USA Holdings, Inc. is a subsidiary of JBS Hungary Holdings Kft., a wholly owned, indirect subsidiary of JBS S.A. JBS S.A. is ultimately controlled by the Batista family, which is comprised of José Batista Sobrinho, the founder of JBS S.A., Flora Mendonça Batista, and their six children, José Batista Júnior, Valéria Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista. The Batista family indirectly owns 100.0% of the issued and outstanding shares of J&F Participações S.A., a Brazilian corporation which owns 44.0% of the outstanding capital of JBS S.A., and, except for Mr. José Batista Sobrinho and Mrs. Flora Mendonça Batista, directly owns 100% of the equity interests in ZMF Fundo de Investimento em Participações, a Brazilian investment fund which owns 6.1% of the outstanding capital of JBS S.A. Wesley Mendonça Batista, Joesley Mendonça Batista and José Batista Júnior are members of our board of directors. Through J&F Participações S.A. and ZMF Fundo de Investimento em Participações, Wesley Mendonça Batista, Joesley Mendonça Batista and José Batista Júnior are members of the Batista family and each beneficially own all shares of our common stock through their controlling interest in JBS S.A. As a result of the ownership structure and other relationships described above, each of the JBS USA Holdings, Inc., Wesley Mendonça Batista, Joesley Mendonça Batista and José Batista Júnior is the beneficial owner, with shared voting and dispositive power of the 144,140,425 shares of common stock.

(b)	Includes 14,632,272 shares of common stock held of record by Pilgrim Interests, Ltd., a limited partnership formed by Lonnie “Bo” Pilgrim’s family, 68,013 shares of common stock held of record by PFCP, Ltd., another limited partnership formed by Lonnie “Bo” Pilgrim’s family, 90,580 shares of common stock held of record by Pilgrim Family Trust I, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim’s surviving spouse and children, of which Lonnie Ken Pilgrim, an officer and Director of the Company and the son of Lonnie “Bo” Pilgrim, and Patricia R. Pilgrim, Lonnie “Bo” Pilgrim’s wife, are co-trustees, and 90,579 shares of common stock held of record by Pilgrim Family Trust II, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim and his children, of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are co-trustees. Pilgrim Interests, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim and the limited partners are Lonnie “Bo” Pilgrim, The Lonnie A. “Bo” Pilgrim Endowment Fund, The Lonnie Ken Pilgrim Issue Trust, The Greta Pilgrim Owens Issue Trust and The Pat Pilgrim Issue Trust. PFCP, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim, the class A limited partners are Lonnie “Bo” Pilgrim and Patricia R. Pilgrim and the class B limited partners are Lonnie “Bo” Pilgrim, Patricia R. Pilgrim and Lonnie Ken Pilgrim. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim is the sole trustee during his life and, after his death, the trustee shall be a board of trustees currently comprised of Patricia R. Pilgrim and Lonnie Ken Pilgrim and S. Key Coker, Charles Black and Donald Wass. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim as the sole trustee shall have sole voting and dispositive power over the shares of common stock and, after his death, most voting matters require a majority vote of the board of trustees except the direct or indirect sale of the shares of common stock requires a unanimous vote of the board of trustees. Additionally, Pilgrim Interests, Ltd. and PFCP, Ltd. have entered into a Voting Agreement, which may be terminated at any time by the unanimous action of Lonnie “Bo” Pilgrim, acting in his individual capacity and as trustee of the Lonnie A. Pilgrim 1998 Revocable Trust (acting as managing general partner of Pilgrim Interests, Ltd. and PFCP, Ltd.), Patricia R. Pilgrim and Lonnie Ken Pilgrim which provides that Lonnie Ken Pilgrim, Greta Pilgrim Owens, the daughter of Lonnie “Bo” Pilgrim, S. Key Coker, Charles L. Black and Donald L. Wass (the “Voting Representatives”) shall have the sole power to vote the shares of common stock owned by Pilgrim Interests, Ltd. and PFCP, Ltd. All voting decisions require a majority of the Voting Representatives except that (i) the sale of substantially all of the assets of the Company, (ii) the sale or liquidation of the Company, or (iii) the merger of the Company requires a unanimous vote of the Voting Representatives. All other decisions regarding common stock held by Pilgrim Interests, Ltd. and PFCP, Ltd. will be made by the Lonnie A. Pilgrim 1998 Revocable Trust. Includes 1,790 shares and 1,478 shares held in trust by our 401(k) Salary Deferral Plan for Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim, respectively, and 2,650 shares held by UGMA for Lonnie “Bo” Pilgrim. Each of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim disclaims beneficial ownership of our common stock held, except to the extent of their actual pecuniary interest therein.
(c)	Includes 16,497 shares of common stock held by his wife. Also includes 63,070 shares of common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.
(d)	The shares of common stock held beneficially by Don Jackson are pledged to secure certain loans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms, we believe that all other filing requirements applicable to our officers, Directors and greater than ten-percent stockholders for 2009 Fiscal Year and the Transition Period were complied with except that JBS USA Holdings, Inc.; VVMB Participações LTDA.; ZMF Participações LTDA.; WWMB Participações LTDA.; ZMF Fundo de Investomento em Participações; J&F Participações S.A.; JBS S.A.; JBS Global A/S; JBS Hungary Holdings KFT; José Batista Sobrinho; Joesley Mendonça Batista; Wesley Mendonça Batista; José Batista, Jr. filed their Form 3 late in January 2010.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephoning (903) 434-1495. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 17, 2010

This proxy statement and the Company’s 2010 Annual Report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC.

To access and review the materials made available electronically:

1.	Go to www.envisionreports.com/PPC.

2.	Enter the 12-digit control number located on the proxy card.

3.	Click “View 2010 Stockholder Material.”

We encourage you to review all of the important information contained in the proxy materials before voting.

OTHER BUSINESS

The Board of Directors is not aware of, and it is not anticipated that there will be presented to the meeting, any business other than the election of the Directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm described above. If other matters properly come before the meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors, /s/ Don Jackson

DON JACKSON
Greeley, Colorado	President and
November 12, 2010	Chief Executive Officer

Pilgrim’s

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 17, 2010.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/PPC

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message.

this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2 and FOR Proposal 3.

1. Election of JBS Directors: 01—Wesley Mendonça Batista

04—Don Jackson

Mark here to vote FOR all nominees

02—Joesley Mendonça Batista

05—Marcus Vinicius Pratini de Moraes

For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding

03—José Batista Júnior

06—Wallim Cruz De Vasconcellos Junior

01 02 03 04 05

+ 06

Mark here to WITHHOLD vote from all nominees numbered box(es) to the right.

2. Election of Equity Directors and the Founder Director:

Mark here to vote FOR all nominees

01—Lonnie “Bo” Pilgrim 02—Michael L. Cooper

For All EXCEPT—To withhold a vote

for one or more nominees, mark the 01

03—Charles Macaluso

02 03

box to the left and the corresponding

Mark here to WITHHOLD vote from all nominees numbered box(es) to the right.

For Against Abstain

3. Ratification of the appointment of Ernst & Young LLP as independent registered public 4. Such other business as may properly be brought before accounting firm for the Company for the fiscal year ending December 26, 2010. the annual meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

0194BE

Signature 1 — Please keep signature within the box.

1UPX

Signature 2 — Please keep signature within the box. .+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, CO 80634

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Wesley Mendonça Batista and Gary Tucker, as proxies, each with the power to appoint his substitute, and hereby authorizes them and each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pilgrim’s Pride Corporation held of record by the undersigned on November 10, 2010, at the annual meeting of stockholders to be held on Friday, December 17, 2010, or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSALS 1 AND 2 AND “FOR” PROPOSAL 3. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be signed on reverse side.)